Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

MINDSPEED TECHNOLOGIES, INC.

a Delaware corporation;

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

a Delaware corporation; and

MICRO MERGER SUB, INC.

a Delaware corporation

Dated as of November 5, 2013

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(continued)

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(continued)

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Exhibit A	Certain Definitions	A-1
Exhibit B	Certificate of Incorporation of the Surviving Corporation	B-1
Exhibit C	Bylaws of the Surviving Corporation	C-1
Annex I	Conditions of the Offer	I-i

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 5, 2013 by and among: M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC., a Delaware corporation (“Parent”); Micro Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and MINDSPEED TECHNOLOGIES, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted or required under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock (“Shares”) for $5.05 per share of Company Common Stock (such amount or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement being the “Offer Price”), net to the seller in cash, without interest.

B. Following the consummation of the Offer, upon the terms and subject to the conditions set forth herein, Purchaser will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”) in accordance with the DGCL, whereby each Share, except as otherwise provided herein, will be converted into the right to receive the Offer Price, net to the holder thereof in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement.

C. The Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, has unanimously approved this Agreement and the Transactions in accordance with the DGCL, and has unanimously resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

D. The Board of Directors of Parent has (on its own behalf and as the sole stockholder of Purchaser), approved and declared advisable this Agreement and the Transactions.

E. The Board of Directors of Purchaser has determined that this Agreement and the Transactions are advisable, fair to and in the best interests of Purchaser and its stockholder, and has approved this Agreement and the Transactions.

F. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, the Company and the Company Board have agreed to take all actions necessary so that no rights shall be issued or exercisable under the Rights Plan, and the Rights Plan shall have no force or effect, with respect to the Transactions.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

The Offer

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article 8, as promptly as practicable after the date of this Agreement but in no event more than ten (10) Business Days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Upon the terms and subject to the conditions set forth in this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Purchaser of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), Purchaser shall (and Parent shall cause Purchaser to), as promptly as practicable after the Expiration Date (as it may be extended in accordance with this Section 1.1), consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company (which the Company may withhold in its sole discretion), Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in any manner that adversely affects holders of Shares, (F) change or modify the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement. Parent and Purchaser may waive the Minimum Condition only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The Offer may not be terminated or withdrawn prior to the Expiration Date, unless this Agreement is terminated in accordance with Article 8.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Offer has been extended beyond the Initial Expiration Date pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (such Initial Expiration Date, or such later date and time to which the Offer has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time as follows: (i) if on the scheduled Expiration Date, any of the Offer Conditions (including the Minimum Condition) have not been satisfied or, to the extent waivable by Parent or Purchaser pursuant to this Agreement, waived by Parent or Purchaser, then Purchaser shall extend the Offer for successive periods of ten (10) Business Days each (or such shorter period as may be agreed by Parent and the Company), in order to permit the satisfaction of such Offer Conditions; and (ii) Purchaser shall extend the Offer for the minimum period required by applicable Legal

Requirements, interpretation or position of the SEC or its staff or NASDAQ or its staff; provided, however, that the foregoing clauses (i) or (ii) of this Section 1.1(e) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Section 8.1. Neither Parent nor Purchaser shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of this Section 1.1(e) without the prior written consent of the Company.

(f) The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Purchaser may (and the Offer Documents may reserve the right of Purchaser to) provide for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 under the Exchange Act of not less than three (3) nor more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. Upon the terms and subject to the conditions set forth in this Agreement and the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept and pay for all Shares validly tendered during any such subsequent offering period in compliance with Rule 14e-1(c) under the Exchange Act.

(h) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is terminated pursuant to the terms hereof, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any Shares pursuant to the Offer and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(i) As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to all holders of Shares. Parent and Purchaser agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it or any of its Representatives for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to supplement the information contained in the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents as so corrected or supplemented to be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly furnish or otherwise make available in writing to Parent and Purchaser or Parent’s legal counsel all information concerning the Acquired Corporations and the Company’s stockholders that is required or is reasonably requested by Parent to be included in the Offer Documents. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(j) Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement. Parent and Purchaser shall, and each of Parent and Purchaser shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

Section 1.2 Company Actions.

(a) The Company hereby approves and consents to the Offer and represents and warrants that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (such recommendation set forth in this clause and (iii) the “Company Board Recommendation”), (iv) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) not to apply to the execution, delivery or performance of this Agreement and the consummation of the Offer, the Merger and the other Transactions, and (v) adopted a resolution having the effect of causing no rights to be issued or exercisable under the Rights Plan, and causing the Rights Plan to have no force or effect, with respect to the Transactions. Subject to Section 5.3, the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents.

(b) As promptly as practicable on the day that the Offer is commenced, the Company shall, following the filing of the Schedule TO, file with the SEC and disseminate to all holders of Shares, in each case as and to the extent required by applicable Legal Requirements, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall reflect the Company Board Recommendation. The Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Legal Requirements and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to use all reasonable efforts to cause the Schedule 14D-9 as so corrected or supplemented to promptly be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. Parent and Purchaser shall promptly furnish or otherwise make available in writing to the Company or the Company’s legal counsel all information concerning Parent and Purchaser that is required or may reasonably be requested by the Company to be included in the Schedule 14D-9. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(c) In connection with the Offer, the Company shall cause its transfer agent to promptly (and in any event not later than five (5) Business Days after the date hereof) furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or its Representatives may reasonably request. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and other transactions contemplated hereby, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their respective reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

Section 1.3 Directors.

(a) Upon the Offer Acceptance Time and at all times thereafter, subject to compliance with applicable Legal Requirements, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on Company Board (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their Subsidiaries bears to the total number of Shares then outstanding, and Parent shall be entitled to have such designees be elected or appointed to such classes of the Company Board so as to be evenly distributed as possible among the three classes of directors of the Company Board. As used in this Agreement, the term “beneficial ownership” (and its correlative terms) shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act. The Company and the Company Board shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take all such actions necessary to (A) appoint to the Company Board the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the bylaws of the Company if necessary so as to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board, and (B) cause Purchaser’s designees to be so appointed at such time. The Company shall, upon Purchaser’s request following the Offer Acceptance Time, also cause Persons elected or designated by Purchaser to constitute the number of members (rounded up to the next whole number) (1) on each committee of the Company Board and (2) as requested by Parent, to the extent practicable or permitted by applicable Legal Requirements in non-U.S. jurisdictions, on the board of directors of each Subsidiary of the Company (and each committee thereof), in each case that represents the same percentage as such individuals represent on the Company Board. From and after the Offer Acceptance Time, the Company shall, at Parent’s request, take all actions necessary to elect to be treated as a “controlled company,” as defined by NASDAQ Marketplace Rule 5615(c)(1), and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-l in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders of the Company (together with the Schedule 14D-9) the information required by Section 14(f) of the Exchange Act and Rule 14f-l as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board. Purchaser shall supply the Company with, and be solely responsible for, information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and Affiliates to the extent required by Section 14(f) of the Exchange Act and Rule 14f-l. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective Subsidiaries may have as a record holder or beneficial owner of Shares as a matter of applicable Legal Requirements with respect to the election of directors or otherwise.

(b) Following the election or appointment of Purchaser’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the Company shall cause the Company Board to maintain at least two

(2) directors who are members of the Company Board on or prior to the to the date hereof and who are not Affiliates, officers, directors or employees of Parent, Purchaser or any of their Subsidiaries, each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ Marketplace Rules (the “Continuing Directors”). Until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required under the Company Charter Documents or applicable Legal Requirements): (i) any amendment of this Agreement on behalf of the Company; (ii) the exercise, enforcement or waiver of compliance with any of the agreements or conditions contained in this Agreement for the benefit of the Company; (iii) any amendment of the certificate of incorporation or bylaws of the Company that would adversely affect the holders of Shares; (iv) the termination of this Agreement on behalf of the Company; or (v) any extension of time for performance of any obligation or action hereunder by Parent or Purchaser (but only to the extent the Company’s consent is required under this Agreement to effect such extension); provided, however, that for the avoidance of doubt, following the Offer Acceptance Time, Purchaser may cause its designees elected or appointed pursuant to Section 1.3(a) to withdraw or modify any Adverse Change Recommendation that may have been made prior to such time without the approval of the majority of the Continuing Directors; provided, further, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action as soon as possible (including creating a committee of the Company Board) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) who shall not be an Affiliate, officer, director or employee of Parent, Purchaser or any of their Subsidiaries to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Offer Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

ARTICLE 2

The Merger

Section 2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article 2.

Section 2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Perkins Coie LLP, 1900 16th Street, Suite 1400, Denver, Colorado 80202 at 9:00 a.m. local time, or at such other place, date and time as the parties hereto may agree in writing, as soon as practicable following the consummation of the Offer, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, which date shall be designated by Parent, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, franchises and be subject to all of the debts, obligations, liabilities, restrictions and disabilities of the Company and the Purchaser, all as provided in the DGCL.

Section 2.4 Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 2.5 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in Exhibit C; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers of Purchaser immediately prior to the Effective Time, until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.6 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.6(b), each Share then issued and outstanding (other than any Dissenting Shares and any Shares of restricted stock that constitute Company Stock-Based Awards) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.7(f); and

(iv) each share of the common stock, $0.001 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) At the Effective Time, all such Shares shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and any certificates evidencing such Shares (the “Certificates”) which immediately prior to the Effective Time represented any such Shares shall thereafter represent only the right to receive the Merger Consideration therefor.

Section 2.7 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement. On and after the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to pay the aggregate Merger

Consideration payable in respect of the Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Purchaser shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by, and backed by the full faith and credit of, the United States of America. Any and all interest or other amounts earned with respect to such funds shall be paid to Parent. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.6(a)(iii) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to such letter of transmittal. Upon surrender to the Paying Agent of (A) Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Legal Requirement, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 2.7.

(f) The Surviving Corporation, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of Shares such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld and paid to the appropriate Governmental Body in accordance with all Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an effective affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, which shall include an agreement to indemnify and defend and hold harmless Parent, the Surviving Corporation and the Paying Agent from and against any and all costs, claims, losses, judgments, damages, counsel fees, expenses and liabilities whatsoever which each may suffer, sustain or incur in connection with the failure of any statement, representation or warranty set forth in such affidavit, any payment for or transfer, exchange or delivery of such Certificate and such Person’s inability to locate such Certificate, and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.7(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate that have been surrendered multiplied by the per Share Merger Consideration.

Section 2.8 Appraisal Rights. The Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration and shall entitle such holder only to payment for such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL, unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal of its Shares. If after the Effective Time such holder fails to perfect or withdraws or loses such holder’s right to appraisal, each such Share shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration without any interest thereon (less any amounts entitled to be deducted or withheld pursuant to Section 2.7(f)). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.9 Treatment of Company Equity Awards; Company Equity Plans.

(a) At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, the holder of such Company Stock Option or any other Person, assumed by Parent. Each Company Stock Option so assumed (each, an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Equity Plan under which it was granted and any option or other agreement between the Company and the holder of such Company Stock Option with regard to such Company Stock Option as in effect immediately prior to the Effective Time (including vesting schedule, expiration date, exercise provisions and transfer restrictions), except that (i) each such Assumed Option will be exercisable for that number of whole shares of common stock of Parent equal to the product of (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Equity Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of common stock of Parent, and (ii) the per share exercise price for the shares of common stock of Parent issuable upon exercise of such Assumed Option will be equal to the quotient of (A) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (B) the Equity Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. The assumption of the Company Stock Options is intended to comply with the provisions of Section 424 of the Code and the Treasury Regulations promulgated thereunder in the case of a Company Stock Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code, and with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(b) At the Effective Time, each Company Stock-Based Award that is outstanding immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, the holder of such Company Stock-Based Award or any other Person, assumed by Parent. Each Company Stock-Based Award so assumed (each, an “Assumed Stock-Based Award”) shall continue to have, and be subject to, the same terms and conditions (including vesting and forfeiture terms) set forth in the applicable Company Equity Plan under which it was granted and any restricted stock, restricted stock unit or other agreement between the Company and the holder of such Company Stock-Based Award with regard to such Company Stock-Based Award as in effect immediately prior to the Effective Time, except that each such Assumed Stock-Based Award will be converted to the right to acquire or receive that number of whole shares of common stock of Parent equal to the product of (i) the number of shares of Company Common Stock underlying such Company Stock-Based Award immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of common stock of Parent.

(c) At the Effective Time, by virtue of the Merger, the Company Equity Plans other than the ESPP shall be assumed by Parent, with the result that all obligations of the Company under such Company Equity Plans, including with respect to awards outstanding at the Effective Time thereunder, shall be obligations of Parent following the Effective Time. Prior to the Effective Time, Parent shall take all reasonably necessary actions for the assumption of the Company Equity Plans other than the ESPP, including the reservation, issuance and listing of common stock of Parent in a number at least equal to the number of shares of common stock of Parent that will be subject to the Assumed Options and Assumed Stock-Based Awards.

(d) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions reasonably necessary to effectuate the provisions of this Section 2.9.

Section 2.10 Treatment of Convertible Senior Notes. The Company, the Surviving Corporation and Parent shall take all necessary action, including by executing and delivering a supplemental indenture to the trustee under the Notes Indenture, to provide that on and after the Effective Time, each holder of Convertible Senior

Notes shall have the right to convert such Convertible Senior Notes into an amount of cash that such holder would have been entitled to receive upon consummation of the Merger in respect of the Shares that such holder would have received had such Convertible Senior Notes been converted into Shares immediately prior to the Effective Time in accordance with the provisions of the Notes Indenture (after giving effect to any applicable change in the “Conversion Rate” or “Conversion Price” thereunder in connection with the Merger). In addition, the Company and the Surviving Corporation shall take all material actions required by the Notes Indenture (in accordance with the time periods and other terms specified therein), including the giving of any notices that may be required in connection with any right of repurchase or conversion of the Convertible Senior Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change”, “Make-Whole Fundamental Change”, and/or “Merger Event” (as such terms are defined in the Notes Indenture), and delivery of all supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger. The Company shall not make any settlement election relating to the payment of any Interest Make-Whole Premium (as such term is defined in the Notes Indenture) upon conversion of the Convertible Senior Notes without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on any written notice or material communication to or with holders of Convertible Senior Notes or the trustee under the Notes Indenture prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comment made by Parent, Purchaser or their counsel.

Section 2.11 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

ARTICLE 3

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and Purchaser as follows, except with respect to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 and (b) disclosure in the Company SEC Documents filed after September 30, 2011 and prior to the date of this Agreement (other than (i) any information in the “Risk Factors” or “Special Note Regarding Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking, cautionary or predictive statements in such Company SEC Documents and (ii) any Employee Plans filed as an exhibit to the Company SEC Documents):

Section 3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so organized, validly existing or in good standing, would not reasonably be expected to have a Material Adverse Effect.

(b) Part 3.1(b) of the Company Disclosure Schedule identifies the name and address of each Subsidiary of the Company and indicates its jurisdiction of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity other than the Subsidiaries. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity other than a Subsidiary of the Company.

(c) Each Subsidiary is an Entity duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdictions) under the laws of the jurisdiction of its organization, and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its properties and assets in the manner in which such properties and assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so organized, validly existing or in good standing, or have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Each of the Acquired Corporations is qualified or licensed to do business as a foreign Entity and is in good standing, in each jurisdiction in which the nature of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Certificate of Incorporation and Bylaws; Minutes.

(a) The Company has delivered or made available to Parent prior to the date of this Agreement accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, as in effect on the date hereof.

(b) The Company has delivered or made available to Parent prior to the date of this Agreement accurate and complete copies in all material respects of the minutes of the Company Board, all committees thereof, which have been previously approved by the Company Board, and of all Company stockholder meetings, in each case since June 30, 2012, except that the portions of such minutes of the Company Board or any committee thereof relating to the Transactions, the strategic process relating thereto and any other confidential strategic process have been redacted.

Section 3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 Shares, of which 43,356,371 Shares were issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement; and (ii) 25,000,000 shares of Company Preferred Stock, of which 2,500,000 are designated as Series A Junior Participating Preferred Stock and 3,500,000 are designated as Series B Junior Participating Preferred Stock. No shares of Company Preferred Stock have been issued or are outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable, and all shares of Company Common Stock which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. The Company has no shares of capital stock reserved for issuance, other than those as set forth in this Section 3.3.

(b) Except as set forth in the Company’s certificate of incorporation, as amended prior to the date of this Agreement, (i) none of the outstanding Shares is entitled or subject to any preemptive right, antidilutive right, right of repurchase or forfeiture, right of participation, right of maintenance, conversion right, redemption right or any similar right; (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company; (iii) other than the Convertible Senior Notes, there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Corporations having a right to vote (or convertible into or exercisable for such securities having the right to vote) on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Contract to which the Company or any of its Subsidiaries are party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to purchase, repurchase, redeem or otherwise acquire any outstanding Shares or other securities.

(c) Other than those shares of Company Common Stock reserved for issuance under the Company Equity Plans and the Company 401(k) Plan, the number of which is set forth on Part 3.3(c) of the Company Disclosure Schedule, and shares of Company Common Stock reserved for issuance upon conversion of the Convertible Senior Notes, the number of which is set forth on Part 3.3(c) of the Company Disclosure Schedule, the Company has no shares of capital stock reserved for issuance. The Company has not granted any outstanding Company Stock Option, Company Stock-Based Award or other equity award of any kind to a Company Associate other than pursuant to the Company Equity Plans. Part 3.3(c) of the Company Disclosure Schedule contains a complete and accurate list of all Company Stock Options, Company Stock-Based Awards and ESPP Purchase Rights issued and outstanding under the Company Equity Plans as of the date of this Agreement, including the date of grant, number of shares of Company Common Stock to which such Company Stock Option, Company Stock-Based Award or ESPP Purchase Right is subject and, where applicable, exercise price and vesting schedule and whether any such Company Stock Option is intended to qualify as an Incentive Stock Option (within the meaning of the Code), in each case indicating the Company Equity Plan under which such Company Stock Option, Company Stock-Based Award and ESPP Purchase Right was granted. Part 3.3(c) of the Company Disclosure Schedule sets forth the conversion rate for the Convertible Senior Notes.

(d) The Company has delivered or otherwise made available to Parent prior to the date of this Agreement true and complete copies of all Company Equity Plans covering the Company Stock Options, Company Stock-Based Awards and ESPP Purchase Rights outstanding as of the date of this Agreement, and the forms of all award agreements evidencing such Company Stock Options, Company Stock-Based Awards and ESPP Purchase Rights (and any other stock award agreements to the extent there are variations from the form of agreement). Each (i) Company Stock Option, Company Stock-Based Award and ESPP Purchase Right was granted in compliance in all material respects with all applicable Legal Requirements and all of the terms and conditions of the Company Equity Plan pursuant to which it was issued, (ii) Company Stock Option has an exercise price per Share equal to or greater than the fair market value of a Share as determined pursuant to the terms of the applicable Company Equity Plan under which it was issued, as applicable, on the date of such grant, and (iii) Company Stock Option and, if applicable, Company Stock-Based Award has a grant date identical to (or following) the date on which the Company Board or compensation committee actually awarded such Company Stock Option or, if applicable Company Stock-Based Award.

(e) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and 100% owned by the Company or one of its Subsidiaries, free and clear of any Encumbrance (except for Permitted Encumbrances). None of the Acquired Corporations own any voting interest in any Person except for the voting interests in the Subsidiaries of the Company.

(f) Except as set forth in Section 3.3(c), there is no: (i) outstanding subscription, option, call, warrant, agreement, arrangement, commitment or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any shares of capital stock or securities of any of the Acquired Corporations; (ii) outstanding security, instrument, bond, debenture, note or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 3.4 Authority.

(a) The Company has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions (assuming, with respect to the consummation of the Transactions, that the Merger is consummated in accordance with Section 251(h) of the DGCL).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement, the Offer, the Merger and the other Transactions in accordance with the requirements of the DGCL, (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (iv) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) not to apply to the execution, delivery or performance of this Agreement and the consummation of the Offer, the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and assuming due authorization, execution and delivery by Parent and Purchaser, is enforceable against the Company in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.5 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, applicable foreign Antitrust Laws and the rules and regulations of NASDAQ, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) contravene, conflict with or result in a breach or violation of, or default under, any of the provisions of the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of the other Acquired Corporations; (b) require any consent or approval under, constitute a change of control or default under, or result in a breach or violation of, a termination (or right of termination), vesting, amendment, acceleration, cancellation or default under, acceleration or creation of any obligations or loss of rights pursuant to, any Material Contract, or result in the creation or imposition of any Encumbrance on any of the properties or assets of any Acquired Corporation; or (c) contravene, conflict with or result in a material breach or violation of any Legal Requirement applicable to any Acquired Corporation, except with respect to matters in clauses (b) or (c) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as may be required by the Exchange Act and Takeover Laws, the DGCL, the HSR Act, applicable foreign Antitrust Laws and the rules and regulations of NASDAQ, neither the Company nor any of its Affiliates is required to give notice to, deliver any report to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution, delivery and performance of this Agreement, or the consummation by the Company of the Offer, the Merger and the other Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect

Section 3.6 SEC Filings; Financial Statements.

(a) Since October 3, 2009, the Company has filed on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with or furnished to the SEC by the Company (such documents, together with any documents filed with or furnished to the SEC after the date of this Agreement, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied, or if filed or furnished subsequent to the date of this Agreement, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded by a later filed Company SEC Document (prior to the date of this Agreement), none of the Company SEC Documents when filed or furnished contained, and any Company SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not contain, any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. To the extent not available on the SEC website, the Company has made available to Parent complete and correct copies of the Company SEC Documents. No other Acquired Corporation is required to file any forms, reports, statements, schedules or other documents with the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied or, if filed with or furnished to the SEC subsequent to the date of this Agreement, will comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not be material in amount or effect); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Acquired Corporations have been, and are being, maintained in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered.

(c) The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are effective to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Since September 29, 2012, to the knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or become aware of (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(f) None of the Acquired Corporations is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Acquired Corporations, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in any Acquired Corporation’s published financial statements or other Company SEC Documents.

(g) Other than as publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”), there have been no written inquiries, interrogatories or comments with respect to any of the Company SEC Documents from the SEC received since October 3, 2009, and the Company has not been made aware of any such inquiries, interrogatories or comments that were oral. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Acquired Corporations.

(h) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Affiliates acting on behalf of any of the Acquired Corporations has made, arranged, modified (in any material respect) or forgiven personal loans to any executive officer or director of the Acquired Corporations.

(i) Since October 3, 2009, (i) none of the Acquired Corporations or, to the knowledge of the Company, any Company Associate, auditor, accountant or representative of the Acquired Corporations has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Corporations or their respective internal accounting controls relating to periods after October 3, 2009, including any material complaint, allegation, assertion or claim that any Acquired Corporation has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) to the knowledge of the Company, no attorney representing any Acquired Corporation, whether or not employed by any Acquired Corporation, has reported evidence of a material violation of securities Legal Requirements relating to periods after October 3, 2009, by the Company or any Company Associate or agents to the Company Board or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

Section 3.7 Absence of Changes. Since the date of the unaudited balance sheet in the Quarterly Report on Form 10-Q for the quarter ended June 28, 2013 (the “Balance Sheet”) filed by the Company with the SEC, and through the date of this Agreement, (i) the Acquired Corporations have operated in the ordinary course of business consistent with past practices, except for actions taken in respect of this Agreement, and there has not occurred any Material Adverse Effect or any event, change, condition, effect, action or failure to act that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect or materially impair the ability of the Company to consummate the Transactions, and (ii) none of the Acquired Corporations has taken any action which, had such action been taken after the execution and delivery of this Agreement and before the Closing, would have required Parent’s consent pursuant to Section 5.2.

Section 3.8 Title to Assets. The Acquired Corporations have good and valid title, free and clear of any Encumbrances (other than Permitted Encumbrances), to all assets owned by them as of the date of this Agreement, including all assets (other than capitalized leases) reflected on the Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet or sold in a Wireless Divestiture pursuant to the applicable Divestiture Agreements).

Section 3.9 Real Property; Equipment.

(a) The Acquired Corporations do not own any Real Property. No Acquired Corporation is a party to any agreement or option to purchase any material real property or interest therein.

(b) Part 3.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each material lease or material sublease pursuant to which any of the Acquired Corporations leases real property to or from any other Person (the “Leased Real Property”). Part 3.9(b) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts for personal property leased, subleased, licensed or otherwise conveyed to or by any Acquired Corporation involving annual payments in excess of $250,000 (“Leased Personal Property”). True and complete copies of all such leases or subleases with respect to all Leased Real Property and all Leased Personal Property have been delivered or made available to Parent prior to the date of this Agreement and each such lease or sublease is in full force and effect. The Company or the applicable Subsidiary holds a valid and existing leasehold interest in each Leased Real Property and each Leased Personal Property. No lessor, lender of any lessor or subtenant of any Leased Real Property has given any written notice to any Acquired Corporation for the purpose of terminating or threatening to terminate any term, term extension, option or similar renewal right, right of first refusal (or right of first offer) to lease or purchase any property, lease expansion right or any similar right under the Leased Real Property or Leased Personal Property. To the knowledge of the Company, each other party to each lease or sublease with respect to Leased Real Property and Leased Personal Property has performed in all material respects all obligations required to be performed by it under such lease or sublease.

(c) To the knowledge of the Company (i) the Leased Real Property is structurally sound, with no material defects, and all building systems contained therein are in good operating condition and repair, subject to ordinary wear and tear, (ii) the use, possession, occupancy and operation of the Leased Real Property in compliance in all material respects with all applicable zoning, land use, building, fire and other applicable Legal Requirements, and (iii) there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present use or operation of any Real Property. There are no subleases, sublicenses, occupancy agreements or other contractual obligations that grant the right to use or occupancy of any of the Leased Real Property to any Person other than the Acquired Corporations.

(d) The Real Property comprises all of the material real property used or intended to be used in the business of the Acquired Corporations.

(e) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe operating condition and repair (ordinary wear and tear excepted and ongoing maintenance excepted).

Section 3.10 Intellectual Property.

(a) Part 3.10(a) of the Company Disclosure Schedule identifies (i) the current owner, (ii) the jurisdiction of application/registration, (iii) the application or registration number, (iv) the date of filing or issuance for each item of Registered IP owned by any Acquired Corporation or otherwise registered or the subject of any application for registration in the name of any Acquired Corporation or exclusively licensed to any Acquired Corporation and (v) any action, filing, or payment that must be taken or made on or before one hundred twenty (120) days after the date of this Agreement in order to maintain any such application or registration in full force and effect (the Registered IP set forth in this Section 3.10(a) is referred to collectively as, the “Company Registered IP”) and the Company Registered IP that is owned by any Acquired Corporation is referred to as the “Company Owned Registered IP”). As of the date of this Agreement, no cancellation, interference, opposition, reissue, or reexamination proceeding is pending or, to the knowledge of the Company, threatened, in which the validity, enforceability or ownership of any Company Owned Registered IP, or to the knowledge of the Company, any other Company Registered IP, is being contested or challenged (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration of any such Company Registered IP). Each of the patents and patent applications included in the Company Owned Registered IP identifies by name each inventor of the claims thereof as determined in accordance with the Legal Requirements of the jurisdiction in which such patent is issued or such patent application is pending. As of the date of this Agreement, (A) all registration, renewal, maintenance and other similar payments that have become due with respect to the Company Owned Registered IP, and with respect to any other Company Registered IP to the extent any Acquired Corporation is responsible for the prosecution or maintenance of such Company Registered IP or the costs thereof (together with the Company

Owned Registered IP, the “Company Managed IP”), have been timely paid by or on behalf of the Company or another Acquired Corporation, and (B) except with respect to any applications for Company Managed IP, the Company Managed IP is subsisting and, to the knowledge of the Company, valid and enforceable and in full force and effect and has not lapsed (except for any patents within the Company Managed IP having lapsed or expired at the end of their statutory term), been abandoned, been disclaimed, been cancelled or been forfeited.

(b) The Company or another Acquired Corporation is the sole and exclusive owner of all right, title and interest in the Company Owned IP, free and clear of all Encumbrances (other than Permitted Encumbrances and other than Outbound Licenses, and non-exclusive licenses granted by an Acquired Corporation in the ordinary course of business). Except as set forth on Part 3.10(b) of the Company Disclosure Schedule, no Acquired Corporation has received, in the three (3) year period prior to the date of this Agreement, a written notice from any third party (including any employee or consultant) pursuant to which such third party claims to own or have any right or interest in or to (other than any inalienable moral right or any other inalienable right or interest retained pursuant to applicable Legal Requirements), or to have any right to receive any royalty or other material payment for the Acquired Corporations’ use or exploitation of, any Company Owned IP. The Acquired Corporations own, or hold a license or other right to use, all Intellectual Property Rights necessary for the conduct of the Acquired Corporations’ business as currently conducted (other than such rights sold pursuant to a Wireless Divestiture in accordance with the applicable Divestiture Agreements) and as currently conducted on a pro forma basis assuming that the wireless business had been divested prior to the date hereof. Except as set forth on Part 3.10(b) of the Company Disclosure schedule, to the knowledge of the Company, all assignments made to an Acquired Corporation for any Company Owned Registered IP are valid and enforceable and have been recorded in compliance with applicable Legal Requirements. Nothing set forth in this Section 3.10(b) shall constitute a representation or warranty regarding the infringement, misappropriation or violation of any Intellectual Property Rights owned by another Person, and the sole representation with respect to infringement, misappropriation or violation of any Intellectual Property Rights owned by another Person is set forth in Section 3.10(e).

(c) Part 3.10(c) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which any Intellectual Property Rights or Intellectual Property of another Person (other than an Affiliate of the Company), in each case that is material to the business of the Acquired Corporations as currently conducted, is licensed to any Acquired Corporation (other than licenses (1) to COTS Software and (2) granted by employees of the Company pursuant to employee Contracts) (each, an “Inbound License”), and (ii) each Contract pursuant to which any material Intellectual Property Rights or material Intellectual Property owned by any of the Acquired Corporations is licensed to another Person (other than an Affiliate of the Company) other than any non-exclusive outbound license entered into in the ordinary course of business consistent with past practice (each, an “Outbound License”). To the knowledge of the Company, each of the Inbound Licenses and the Outbound Licenses (together “IP Licenses”) is valid and binding on all parties thereto and enforceable in accordance with its terms, there exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any of the Acquired Corporations thereunder, and there exists no event or condition caused by or in the control of the Acquired Corporations or other fact or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any other party thereunder. Each Acquired Corporation is in compliance with, and has not breached any term of any such IP Licenses and, to the knowledge of the Company, all other parties to such IP Licenses are in compliance with, and have not breached any term of, such IP Licenses. The consummation of the transactions contemplated hereunder will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to such IP Licenses, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Following the Closing, the Acquired Corporations will be permitted to exercise all of their respective rights under such IP Licenses to the same extent they would have been able to had the transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Corporations would otherwise be required to pay (except to the extent arising from any Contract to which Parent or its Affiliates is a party and to which no Acquired Corporation is a party).

(d) As of the date of this Agreement, none of the Company Owned IP is subject to any pending or outstanding injunction, directive, order, decree, award, settlement, judgment or other disposition of dispute that would reasonably be expected to adversely restrict the use, transfer, registration or licensing of any such Company Owned IP by the Acquired Corporations, or otherwise would reasonably be expected to adversely affect the validity or enforceability of any such Company Owned IP.

(e) To the knowledge of the Company, the operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by another Person in any material respect. Except as set forth on Part 3.10(e) of the Company Disclosure Schedule, (i) no Legal Proceeding has been asserted in the five year period prior to the date of this Agreement, is pending or, to the knowledge of the Company, is being threatened, against any of the Acquired Corporations relating to any infringement, misappropriation or violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations, and (ii) none of the Acquired Corporations has received, in the three (3) year period prior to the date of this Agreement, any written notice (including any written offers to license) alleging any infringement, misappropriation or violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations. As of the date of this Agreement and except as set forth on Part 3.10(e) of the Company Disclosure Schedule, none of the material Intellectual Property Rights owned by any of the Acquired Corporations is subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment that would reasonably be expected to restrict the ownership, use, validity or enforceability of any such Intellectual Property Rights.

(f) To the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights owned by any of the Acquired Corporations.

(g) To the knowledge of the Company, each Person who is or was involved in the creation or development of any Company Owned IP has signed an agreement containing an assignment of Intellectual Property Rights to the Acquired Corporations and confidentiality provisions protecting such Company Owned IP which, to the Company’s knowledge, has not been breached by any such Person. The Acquired Corporations have taken reasonable actions to maintain the confidentiality of the material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret. To the knowledge of the Company, no trade secrets or proprietary information included in the material Intellectual Property Rights owned by any of the Acquired Corporations have been disclosed to or used by any Person except pursuant to a non-disclosure agreement which, to the knowledge of the Company, has not been breached by any such Person.

(h) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create any material Intellectual Property Rights owned by any of the Acquired Corporations, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Body or institution obtaining ownership rights to such Intellectual Property Rights.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Company Owned IP contains any Open Source Materials, and no Open Source Materials have been used in, incorporated into, integrated or bundled with any current products or services. Each Acquired Corporation has used its best efforts to: (i) identify such Open Source Materials; and (ii) to avoid the release of the source code of the software owned or exclusively licensed to the Acquired Corporation. There has been no material deviation from such efforts and procedures of the Acquired Corporations with respect to Open Source Materials.

Section 3.11 Contracts.

(a) For purposes of this Agreement, a “Material Contract” means each of the following types of Contracts to which any Acquired Corporation is a party or by which any of their respective assets are bound as of the date of this Agreement:

(i) any Contract constituting a Company Employee Agreement pursuant to which any of the Acquired Corporations is or may become obligated to: (A) make any severance, termination, tax gross-up or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate in excess of $100,000 per beneficiary, except for severance, termination or similar payments required by applicable Legal Requirements; (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $100,000 to any Company Associate; or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Option, Company Stock-Based Award, Company Performance Award or ESPP Purchase Right other than accelerated vesting provided in Company Equity Plans;

(ii) any collective bargaining, union, works council or similar employee representative body or similar agreement;

(iii) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, material legal fees or other material expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate, in each case as would be material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract containing any material warranty, guaranty or indemnity obligations, other than Contracts described above in Section 3.11(a)(iii), Inbound Licenses, Outbound Licenses and Contracts for the sale of Company products or provision of Company services;

(v) any Contract imposing any material restriction on the right or ability of any Acquired Corporation, or that to the knowledge of the Company would reasonably be expected to impose, after the Effective Time, any material restriction on the right or ability of the Surviving Corporation, Parent or any of their respective Affiliates: (A) to compete with any Person or engage in any line of business; (B) to acquire any product or other asset or services from any Person; (C) to develop, sell, supply, distribute, offer, research, support or service any Company product or technology to or for any other Person; or (D) to make use of any material Company Owned IP, other than non-exclusive outbound licenses entered into in the ordinary course of business consistent with past practice and the Outbound Licenses;

(vi) any Contract granting to any Person (other than the Company or any of its Subsidiaries) any “most favored nation” term, exclusivity right or obligation, right of first refusal or right of first offer;

(vii) any Contract relating to the lease or sublease of Leased Real Property, which is required to be set forth on Part 3.9(b) of the Company Disclosure Schedule;

(viii) any Contract that contemplates or involves the payment or delivery of cash or other consideration (by or to any Acquired Corporation) in an amount or having a value in excess of $250,000 for the fiscal year ended September 27, 2013, or expected to be in excess of $250,000 for the current fiscal year;

(ix) any Contract that involves the performance of services (by or for any Acquired Corporation) in an amount or having a value in excess of $250,000 for the fiscal year ended September 27, 2013, or expected to be in excess of $250,000 for the current fiscal year, which is not cancelable or terminable without penalty or payment on less than thirty (30) days’ notice;

(x) any Contract relating to Debt (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000 individually;

(xi) any Contract forming a joint venture or partnership or forming an entity for the purposes of providing for a profit sharing arrangement;

(xii) any Contract pursuant to which any Person has the right to acquire any assets of any Acquired Corporation other than Contracts for the sale of Company products or provision of Company services in the ordinary course of business;

(xiii) any Contract that contains a put, call or similar right pursuant to which an Acquired Corporation would be required to purchase or sell, as applicable, any equity interests of any Person;

(xiv) any Contract that requires or permits an Acquired Corporation, or any successor, to, or acquirer of an Acquired Corporation, to make any material payment to another person as a result of a change of control of such Acquired Corporation, gives another Person a right to receive or elect to receive such material payment, or is subject to material modification or termination as a result of a change of control of an Acquired Corporation;

(xv) any Government Contract;

(xvi) any Contracts that provide for payments by or to any Acquired Corporation between any Acquired Corporation and any stockholder holding five percent (5%) or more of any class of outstanding equity securities of the Company or, to the Company’s knowledge, any Affiliate of such Person;

(xvii) any Contract relating to any currency, interest rate or hedging; and

(xviii) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Part 3.11(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of each Material Contract, and the Company has either (i) delivered or otherwise made available to Parent each such Material Contract or (ii) publicly filed with the SEC each such Material Contract. Neither the applicable Acquired Corporation nor, to the knowledge of the Company, the other party thereto, is in material breach of or material default under any Material Contract and, neither the applicable Acquired Corporation, or to the knowledge of the Company the other party thereto, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, each Material Contract is a valid agreement, binding, in full force and effect and enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (A) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. No Acquired Corporation has received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect. The Acquired Corporations have not waived any rights under any Material Contract, the waiver of which would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. No party to any Material Contract has given any Acquired Corporation (1) written notice of its intention to cancel or terminate any Material Contract, or (2) written notice of its intention to change the scope of rights under or fail to renew any Material Contract (other than failures to renew in the ordinary course of business), except in each case of subclause (1) and (2) as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) None of the Company or any of its Subsidiaries is a party to a Contract with a Person that is a Specially Designated National or Blocked Person as defined by the Office of Foreign Asset Control of the United States Department of the Treasury.

Section 3.12 Liabilities. The Acquired Corporations have no liabilities or obligations of any kind whatsoever, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for: (i) liabilities and obligations reflected on the Balance Sheet (including any related notes); (ii) liabilities and obligations incurred in the ordinary course since the date of the Balance Sheet; (iii) liabilities and obligations incurred in connection with a Wireless Divestiture pursuant to the terms of the applicable Divestiture Agreements; (iv) liabilities or obligations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (v) liabilities and obligations incurred directly as a result of this Agreement.

Section 3.13 Compliance with Legal Requirements.

(a) Each Acquired Corporation has been, at all times since October 3, 2009, in compliance with all Legal Requirements applicable to such Acquired Corporation, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Body with respect to any Acquired Corporation is pending or threatened. None of the Acquired Corporations has received any written notice or written communication of any noncompliance in any material respect with any applicable Legal Requirements.

(b) Since October 3, 2009, none of the Acquired Corporations or, to the knowledge of the Company, any Company Associate has been convicted of, or, to the knowledge of the Company, has been charged by any Governmental Body with any violation of, any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substance in the case of senior management, in each case for a matter involving one of the Acquired Corporations.

(c) Since October 3, 2009, to the knowledge of the Company, none of the Acquired Corporations has been a party to any contract or bid with, and has not conducted business or participated in any transaction involving, directly or indirectly, any Prohibited Persons.

Section 3.14 Permits; Regulatory Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Acquired Corporations hold all licenses, permits, certifications, approvals, registrations, consents, franchises, variances, exemptions and orders issued or granted by any Governmental Body (“Permits”) necessary for the lawful conduct of their respective businesses or ownership, use, occupancy and operation of their respective assets and properties. Each such Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Company, threatened proceeding to revoke, cancel or suspend any such Permit and none of the Acquired Corporations is in breach or default thereunder (with or without notice or lapse of time), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15 Certain Business Practices.

(a) Each of the Acquired Corporations (i) is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any other U.S. or foreign Legal Requirement concerning corrupt payments applicable to any Acquired Corporation and (ii) since October 3, 2009 and the date of this Agreement, none of the Acquired Corporations has, to the knowledge of the Company, been investigated by any Governmental Body with respect to, or been given notice by a Governmental Body of, any violation by any of the Acquired Corporations of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign Legal Requirements concerning corrupt payments. None of the Acquired Corporations nor, to the knowledge of the Company, any Company Associate or agent authorized to act, and acting, on behalf of an Acquired Corporation has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage that has or would reasonably be likely to result in a violation of applicable Legal Requirements. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or – controlled entity, and any known officer or employee of a public international organization, as well as any person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(b) Since October 3, 2009, each Acquired Corporation has complied with and is in compliance with all applicable Legal Requirements, ordinances, rules, regulations, orders and decrees of any Governmental Body, or other authority having jurisdiction over it or over any part of its operations or assets, including all Legal Requirements relating to supply chain responsibility, child labor, and related matters. Without limiting the generality of the foregoing, all of the products of the Acquired Corporations are and have been manufactured by reputable third party suppliers who employ humane working conditions without child labor.

(c) Since January 1, 2013, to the knowledge of the Company, all Conflict Minerals used in the products of the Acquired Corporations, if any: (i) originate from countries other than the Covered Countries; (ii) are processed in smelters or refineries that are, as of the date such Conflict Minerals are transferred from such smelter or refinery to an Acquired Corporation (or to such Acquired Corporation’s supplier, if applicable), designated as “conflict-free” or a similar designation (A) by a third party recognized in the industry for providing such designations (such as the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Free Smelter Program) or (B) pursuant to an independent third-party audit, the results of which are made publicly available by such smelter or refinery, and which are available to such Acquired Corporation upon request; or (C) come from Recycled Sources.

(d) Since October 3, 2009, each United States and other Customs Duty with respect to each Acquired Corporation has been paid. With respect to the imports into and exports from the United States of each Acquired Corporation (if any), (i) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final, and (ii) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders. No Acquired Corporation is the subject of any United States Customs and Border Protection pre-penalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody. Each Acquired Corporation has maintained import records for not fewer than the past five years as required by Sections 508 and 509 of the Tariff Act of 1930 (to the extent applicable to such Acquired Corporation).

Section 3.16 Tax Matters.

(a) (i) Each of the income, franchise and other material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Acquired Corporation Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in material compliance with all applicable Legal Requirements and are true and correct in all material respects, and (ii) all material amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date (and all other Taxes, whether or not shown as due on any Acquired Corporation Returns) have been or will be paid on or before the Closing Date.

(b) Each of the Acquired Corporations has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been completed and timely filed in material compliance with all applicable Legal Requirements.

(c) The Company’s financial statements accrue all material actual and contingent liabilities for unpaid Taxes of the Acquired Corporations with respect to all periods through the dates thereof in accordance with GAAP. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material unpaid Taxes by or on behalf of the Acquired Corporations for the period from the date of the Balance Sheet through the Closing Date.

(d) There are (i) no current examinations or audits of any Acquired Corporation Return in progress involving Taxes and (ii) no written notice of a claim or pending investigation has ever been received by any of the Acquired Corporations from any Governmental Body in any jurisdiction where an Acquired Corporation does not file Tax Returns or pay Taxes that such Acquired Corporation is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been requested or granted that is currently in effect.

(e) No Legal Proceeding is pending or threatened in writing against or with respect to the Acquired Corporations in respect of any Tax. No deficiency of material Taxes in respect of the Acquired Corporations has been asserted in writing as a result of any audit or examination by any Governmental Body that is not adequately reserved for in the Company’s financial statements in accordance with GAAP or has not been otherwise resolved or paid in full.

(f) None of the Acquired Corporations has ever been a member of an affiliated combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than a group of which the Company was the common parent, or incurred any liability for the Taxes of any Person (other than the Company or any of the other Acquired Corporations) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, or otherwise.

(g) None of the Acquired Corporations is a party to, bound by, or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement.

(h) None of the Acquired Corporations have been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) None of the Acquired Corporations has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) None of the Acquired Corporations will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Legal Requirement) or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(k) None of the Acquired Corporations has or has had a permanent establishment, as defined in an applicable Tax treaty or convention, in a country other than the country in which it is resident for tax purposes. Each Acquired Corporation has collected all material sales, use, value added, and similar Taxes (such Taxes being material either individually or in the aggregate) required to be collected and have timely remitted (taking into account any applicable extensions) such Taxes to the appropriate Governmental Body.

(l) The Company has made available to Parent or Parent’s Representatives prior to the date of this Agreement true and correct copies of (i) the U.S. federal income Tax Returns filed by or with respect to the Acquired Corporations for each of the fiscal years ended since October 4, 2008 and all non-U.S. Tax Returns for the fiscal year ended September 28, 2012, (ii) without duplication of any Tax Returns described in the foregoing clause (i), all U.S. federal income Tax Returns filed by or with respect to the Acquired Corporations or other entities for the fiscal years ending on or after September 30, 2001, to the extent such Tax Returns reflect any net operating losses and/or credits that may be utilized by the Acquired Corporations as of and following the Closing

Date (including any such Tax Returns filed with respect to Conexant Systems, Inc. and its Subsidiaries or the Company and its Subsidiaries), and (iii) all examination reports and statements of deficiencies assessed against or agreed to by the Acquired Corporations or any of its or their respective predecessors since October 4, 2008 with respect to Taxes of any type.

(m) There are no Encumbrances for Taxes upon the assets of the Acquired Corporations (other than with respect to liens for Taxes incurred in the ordinary course of business consistent with past practice that are not yet delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(n) The Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) No Acquired Corporation has entered into any material closing agreement, private letter ruling, technical advice memoranda, or similar agreement or ruling with any Tax authority, nor has any been issued by any Tax authority.

(p) The Company has made available to Parent or Parent’s Representatives all studies since October 2, 2010, analyzing limitations on the utilization of the net operating losses of the Company under Section 382 of the Code, and each such study is correct and complete in all material respects. To the knowledge of the Company, such studies reflect the limitations on the utilization of the net operating losses of the Company under Section 382 of the Code as of September 30, 2011. The Company has made available to Parent or Parent’s Representatives certain additional information prepared by the Company’s tax advisors analyzing limitations on the utilization of the net operating losses of the Company under Section 382 of the Code as of July 19, 2012, and, to the knowledge of the Company, such additional information is correct and complete in all material respects. To the knowledge of the Company, there has not been an ownership change under Section 382 of the Code with respect to the Company since September 30, 2011.

(q) All material transactions among or between any of the Acquired Corporations comply and have materially complied with the requirements of Section 482 of the Code (and any comparable provisions of state, local or foreign Legal Requirement) for all periods for which the applicable statute of limitations has not expired.

Section 3.17 Employee Matters; Benefit Plans.

(a) Except as required by applicable Legal Requirements, the employment of each of the Acquired Corporation’s employees is terminable by the applicable Acquired Corporation at will.

(b) None of the Acquired Corporations is a party to any collective bargaining agreement or other Contract with, or has a duty to bargain for or is currently negotiating in connection with a labor organization or works council representing any of its employees, and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. No collective bargaining agreements applicable to the Company exist at any of the Acquired Corporations. There is not pending, and there has not been at any time in the last three years, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is no claim, charge, grievance or controversy pending or, to the knowledge of the Company, threatened relating to any Employee Plan, employment contract, restrictive covenant, non-solicitation agreement, confidential information or trade secret, wages and hours, leave of absence, overtime pay, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration, classification, discrimination or whistleblower matters involving any Company Associate, including charges of unfair labor practices (including equal employment opportunity laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy or harassment complaints. The Acquired Corporations are in material compliance with any affirmative action plans and requirements. The Acquired Corporations are in material compliance with all Legal Requirements respecting labor pay and benefits, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event), and wages and hours.

(c) None of the Acquired Corporations is delinquent in payments to any Company Associate for any wages, salaries, overtime pay, vacation pay, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Company Associates. None of the Acquired Corporations is liable for any payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors.

(d) Part 3.17(d) of the Company Disclosure Schedule sets forth a true and complete list of all material Employee Plans. No Acquired Corporation or any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal and whether written or unwritten, to create, enter into or contribute to any additional Employee Plan, or to modify or amend any existing Employee Plan except as may be required by any Legal Requirement. Each Employee Plan can be amended or terminated by an Acquired Corporation at any time (whether before or after Closing) and without any material liability or expense to any Acquired Corporation, the Surviving Corporation or any Subsidiary thereof, any ERISA Affiliate, Parent or such Employee Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty).

(e) The Company has made available to Parent or Parent’s Representatives on or prior to the date of this Agreement with respect to each Employee Plan (to the extent applicable): (i) all documents embodying such Employee Plan (including all amendments thereto) or, if such Employee Plan is not in writing, a written description of such Employee Plan; (ii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Plan; (iv) all contracts (and any amendments thereto) relating to such Employee Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (v) the most recent determination letter issued by the IRS with respect to such Employee Plan; (vi) the most recent annual actuarial valuation prepared for such Employee Plan; (vii) the most recent financial statement prepared for such Employee Plan; (viii) all written communications to current and former employees of the Acquired Corporations or any other individuals, to the extent that the provisions of such Employee Plan as described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section 3.17(e); (ix) all material correspondence to or from any Governmental Body during the last three years relating to such Employee Plan, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the U.S. Department of Labor Delinquent Filer Program; and (x) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Plan for the three most recently completed plan years.

(f) With respect to each Employee Plan: (i) such Employee Plan was properly and legally established; (ii) such Employee Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including ERISA and the Code; (iii) each Acquired Corporation, each ERISA Affiliate and, to the knowledge of the Company, each other Person (including each fiduciary of such Employee Plan) has properly performed all of its duties and obligations (whether arising by operation of any Legal Requirement, by contract or otherwise) under or with respect to such Employee Plan, including, without limitation, all reporting, disclosure, notification and fiduciary duties and obligations in all material respects; (iv) no Acquired Corporation, ERISA Affiliate or, to the knowledge of the Company, any other Person has engaged in a nonexempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code; and (v) no Acquired Corporation or ERISA Affiliate has incurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which any Acquired Corporation, any ERISA Affiliate, the Surviving Corporation or any Subsidiary thereof or Parent could incur, directly or indirectly, any liability or expense under ERISA, the Code or any other applicable Legal Requirement, or pursuant to any indemnification or similar agreement, with respect to any Employee Plan.

(g) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Plan’s qualified status under the Code, which letter takes into account all Legal Requirements in effect as of the Effective Time, (ii) has a timely filed request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred, or is reasonably expected by any Acquired Corporation or any ERISA Affiliate to occur, that could adversely affect the qualification or exemption of any such Employee Plan or its related trust or group annuity contract or require the filing of a submission under the IRS’s Employee Plans Compliance Resolution System or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Employee Plan.

(h) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Employee Plan, nor to the knowledge of the Company is there a basis for any such action, suit or claim. No Employee Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Body, and, to the knowledge of the Company, no such action is contemplated or under consideration by any Governmental Body.

(i) No Acquired Corporation or ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) or has any direct, indirect or contingent liability with respect to: (i) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (ii) a multiple employer plan within the meaning of Section 210, 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; or (v) a self-funded (or self-insured) health plan.

(j) None of the Employee Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of any Acquired Corporation or any ERISA Affiliate (or to any other Person) after his or her retirement or other termination of employment or service, and no Acquired Corporation or ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided, except to the extent required by Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA or mandated by a foreign (i.e., non-United States) Governmental Body.

(k) Part 3.17(k)(A) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the following with respect to each Company Associate who is an employee on the date hereof: (i) employee identification number assigned by the Acquired Corporations, (ii) name and title/position, except for those international Company Associates, (iii) annual base salary or hourly wage, (iv) annual bonus target for the 2013 calendar year, (v) equity grant target for the 2013 calendar year, and if there was no such equity grant target, the value of the equity granted in calendar year 2013, (vi) date of hire, (vii) geographic location, and (viii) the Company’s (or its Subsidiary’s) classification of such Company Associate as exempt or non-exempt with respect to the Fair Labor Standards Act and any applicable state, local or foreign wage and hour Legal Requirements, to the extent applicable. Part 3.17(k)(B) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the following with respect to each Company Associate who is an active independent contractor (who is a natural person) on the date hereof: (i) name, and (ii) department to which the contractor is assigned.

(l) Each International Employee Plan that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Bodies. No International Employee Plan has any unfunded liabilities, determined in accordance with GAAP, that have not been fully accrued on the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents or that will not be fully offset by insurance. All of the International Employee Plans are registered where required by, and are in good standing under, all applicable Legal Requirements.

(m) All Persons performing services for any Acquired Company are properly classified as employees, independent contractors or otherwise under all Legal Requirements, and there here has not been in the last three years, and there is not pending or, to the knowledge of the Company, threatened, any claim, lawsuit, audit, investigation or arbitration that has been asserted or instituted against any Acquired Corporation by any Governmental Body relating to the legal status or classification of an individual classified by any Acquired Corporation as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant). Part 3.17(m) of the Company Disclosure Schedule lists any filings made by any Acquired Corporation under the IRS’ Voluntary Classification Settlement Program.

(n) For each Company Associate employed by an Acquired Corporation within the United States, (i) such Acquired Corporation has not received notice or other communication from any Governmental Body or third party regarding any violation or alleged violation of any applicable Legal Requirement relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the United States; and (ii) such Acquired Corporation has in its files a Form I-9 that is validly and properly completed in accordance with applicable Legal Requirement for each employee with respect to whom such form is required by Legal Requirement.

(o) There are no loans by any Acquired Corporation to any Company Associates outstanding on the date of this Agreement (other than loans under any Employee Plan intended to qualify under Section 401(k) of the Code and routine travel advances made in the ordinary course of business).

(p) Each Employee Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Plan), and no amount under any such Employee Plan is or has been subject to (and no payment on account of the Transaction would be subject to) the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. No Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of any Acquired Corporation granted to or held by an individual or entity who is or may be subject to United States taxation (i) has an exercise price that is less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted; (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right; or (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto).

(q) No amount that could be received by any employee, officer or director of any Acquired Corporation in connection with the transactions contemplated hereby would fail to be deductible under Section 280G of the

Code or result in an excise tax under Section 4999 of the Code. On or prior to the date hereof and based on information available to it at such time, the Company has delivered to Parent or Parent’s Representatives a reasonable estimate of the Company’s good faith calculations related to any potential liability of any Acquired Corporation, or any Company Associate thereof, under Section 280G or Section 4999 of the Code, respectively.

(r) None of the Acquired Corporations have any obligation to provide (whether pursuant to an Employee Plan or otherwise) a “gross-up”, indemnity payment or otherwise to compensate any individual with respect to the additional taxes or interest pursuant to Section 280G of the Code, Section 4999 of the Code or Section 409A of the Code.

(s) Neither the execution and delivery of this Agreement or other related agreements, nor the consummation of the Offer, the Merger and the other Transactions will or may (either alone or in conjunction with any other event, such as termination of employment), (i) result in any payment (including severance but excluding unemployment compensation required by Legal Requirements) becoming due to any Company Associate under any Employee Plan, (ii) increase any benefits otherwise payable under any Employee Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Employee Plan, except to the extent required by Section 411(d)(3) of the Code, (iv) result in the forgiveness of any indebtedness, (v) result in the imposition of any restrictions with respect to the amendment or termination of any of the Employee Plans, (vi) result in any obligation to fund a trust or similar instrument for future benefits under any of the Employee Plans or (vii) result in any payment under any Employee Plan which would not be deductible under Section 162(m) of the Code. No individual who is a party to a Company Employee Agreement listed in Part 3.17(s) of the Company Disclosure Schedule has terminated employment or been terminated by an Acquired Corporation, nor, to the knowledge of the Company, has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of an Acquired Corporation under such agreement.

Section 3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Acquired Corporation is, and has at all times been, in compliance with all applicable Environmental Laws and, to the knowledge of the Company, no current or prior owner or lessee of any property leased, owned or controlled by the Acquired Corporations has received any written notice from a Governmental Body that alleges that such current or prior owner or lessee of any Acquired Corporation has been in violation of or is subject to liability under, in any material respect, any Environmental Law. During the past three (3) years, neither the Company, nor any other Acquired Corporation, has received any written notice from a Governmental Body that alleges that any Acquired Corporation has been in violation of, or is subject to liability under, in any material respect, any Environmental Law. Neither the Company nor any other Acquired Corporation has installed or used any of the following in connection with its business and, to the knowledge of the Company, none of the following is present at the Leased Real Property: (i) underground or aboveground storage tanks; (ii) any landfill, wastewater impoundment or other unit for the treatment, storage or disposal of Hazardous Materials; (iii) filled wetlands; (iv) PCBs; (v) toxic mold; (vi) lead-based paint; or (vii) asbestos-containing materials. To the Company’s knowledge, there has not been any Release of Hazardous Materials at, on, under or from the Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Acquired Corporations have not disposed of or recycled, or arranged for the disposal or recycling of any Hazardous Material at any third party property. None of the Acquired Corporations is subject to any order, decree, injunction or other arrangement with any Governmental Body relating to liability or obligations under any Environmental Law.

(b) The Acquired Corporations have made available to Parent or Parent’s Representatives prior to the date of this Agreement copies of all environmental assessments, reports, studies, memoranda, sampling data, audits and all material documents in their possession (in each case, that is dated within the last three (3) years) that relate to their compliance with, or liability under, Environmental Laws or the environmental condition of any Leased Real Property.

Section 3.19 Insurance. (a) The Acquired Corporations are presently insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, (b) the Acquired Corporations are in compliance in all respects with the terms of such policies and bonds and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination or modification, under any such policy or bond, and (c) at no time since December 31, 2011 has any Acquired Corporation (i) been denied any insurance or indemnity bond coverage which it has requested or (ii) made any reduction in the scope or amount of its insurance coverage. The Company has delivered or otherwise made available to Parent prior to the date of this Agreement true and complete copies of all material insurance policies, programs and arrangements and all such policies, programs and arrangements are in full force and effect.

Section 3.20 Transactions with Affiliates. Since September 28, 2012, there have been no transactions, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction or series of similar transactions, agreements, arrangements or understandings, to which any of the Acquired Corporations was, is or is proposed to be a party that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.21 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened, against any of the Acquired Corporations, any of their respective properties or assets or, to the knowledge of the Company, any of their respective officers, directors or employees in their capacities as such, other than any such Legal Proceeding that (i) does not involve an amount in controversy in excess of $250,000 and (ii) does not seek injunctive or other non-monetary relief.

(b) There is no order, writ, injunction, decree, arbitration ruling, award, judgment or other finding to which any Acquired Corporation is subject (whether temporary, preliminary or permanent) that would, individually or in the aggregate, reasonably expected to have a Material Adverse Effect or materially impair the ability of the Company to consummate the Transactions. To the Company’s knowledge, no investigation or review by any Governmental Body with respect to any Acquired Corporation is pending or threatened, other than any investigations or reviews that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect or materially impair the ability of the Company to consummate the Transactions.

Section 3.22 Inapplicability of Takeover Laws. As of the date hereof and at all times on or prior to the Offer Acceptance Time and assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.8, the Company Board has taken all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and the consummation of the Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Shares, the Offer, the Merger or the other Transactions. The Company and the Company Board have taken all actions necessary so that neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the Offer, the Merger, and the other Transactions) will cause (a) the grant of any new rights under the Rights Plan or (b) any rights previously granted under the Rights Plan to become exercisable.

Section 3.23 Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent’s and Purchaser’s representation and warranty set forth in Section 4.8, no stockholder votes or consents are necessary to authorize this Agreement or to consummate the Transactions.

Section 3.24 Fairness Opinion. The Company Board has received the written opinion of Morgan Stanley & Co. LLC, as financial advisor to the Company (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the Company’s stockholders (other than Parent and its Affiliates). In addition, the Company Board has received the written opinion of Needham & Company, LLC (“Needham”), dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by the holders of Shares (other than Parent or any of its affiliates and other than holders of Dissenting Shares) pursuant to this Agreement is fair from a financial point of view, to such holders.

Section 3.25 Brokers and Finders. Neither the Acquired Corporations nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Offer, the Merger or the other Transactions, except that the Company has employed the Company Financial Advisor and Needham, and the Company has made available to Parent prior to the execution of this Agreement (i) a true and complete copy of the engagement letter and any other agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Offer, the Merger and the other Transactions and (ii) a true and complete copy of the engagement letter between the Company and Needham.

Section 3.26 Export Controls. The Acquired Corporations have conducted their respective export transactions in accordance with applicable export control Legal Requirements, including the Export Administration Act, the International Traffic in Arms Regulations (the “ITAR”), and the Export Administration Regulations (the “EAR”). Without limiting the foregoing, (i) each Acquired Corporation has obtained all export licenses and other Permits required for its exports of products, software and technologies from the United States or any jurisdiction from which it exports products, software or technology; (ii) each Acquired Corporation is in compliance with the terms of all such export licenses and other Permits; (iii) there are no pending or, to the Company’s knowledge, threatened claims or investigations against any of the Acquired Corporations with respect to such export licenses or Permits; and (iv) there are no actions, conditions or circumstances pertaining to the Acquired Corporation’s export transactions that may give rise to any future claims or investigations. All epitaxial and semiconductor process technologies, technical data, services and articles utilized by the Acquired Corporations in the manufacture of its products to date or currently contemplated to be utilized by any Acquired Corporation in the future, whether owned, licensed, or obtained through supply agreements with third party providers (each, a “Company Process Technology”), are commercial or dual-use technologies controlled by the EAR, and no Company Process Technology are listed on the United States Munitions List or otherwise controlled by the ITAR. In furtherance, and not in limitation of the foregoing, no Company Process Technology has been specifically designed, developed, configured, adapted, or modified for a military, intelligence, or space application.

Section 3.27 Information in the Offer Documents and Schedule 14D-9. None of the information with respect to the Acquired Corporations supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the time of the filing of the Offer Documents, at any time it is amended or supplemented or at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing, at any time it is amended or supplemented and at the time of publication, distribution and dissemination to the Company’s stockholders, the Schedule 14D-9 (i) will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 3.27 will not apply to statements or omissions included or incorporated by reference in the Offer Documents or the Schedule 14D-9 based upon information supplied to the Company by Parent or Purchaser or any of their Representatives for inclusion therein.

Section 3.28 Customers and Suppliers. Part 3.28(a) of the Company Disclosure Schedule accurately identifies the name of each end customer and distributor, and revenues received from such end customer and distributor, that accounted for: (a) more than 10% of the consolidated gross revenues of the Acquired Corporations in the fiscal year ended September 28, 2012; or (b) more than 10% of the consolidated gross revenues of the Acquired Corporations in the nine months ended June 28, 2013. Part 3.28(b) of the Company Disclosure Schedule accurately identifies the name of each supplier, and the payments made to such supplier, that accounted for: (i) more than 10% of the consolidated gross expenses of the Acquired Corporations in the fiscal year ended September 28, 2012; or (ii) more than 10% of the consolidated gross expenses of the Acquired Corporations in the nine months ended June 28, 2013. None of the Acquired Corporations has received any written notice stating any end customer, distributor, supplier or other Person identified in Part 3.28(a) or Part 3.28(b) of the Company Disclosure Schedule intends to cease dealing with any of the Acquired Corporations.

Section 3.29 Wireless Divestiture. If Divestiture Agreements are executed and delivered by the Company or any other Acquired Corporation, as applicable, upon the execution and delivery thereof, (a) the Company shall have delivered true and correct copies thereof to Parent, (b) such Divestiture Agreements shall constitute valid agreements, binding, in full force and effect and enforceable by the Company and any other Acquired Corporation party thereto and, to the knowledge of the Company, each other party thereto, in accordance with their terms, subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies, and (c) no Acquired Corporation nor, to the knowledge of the Company, any other party thereto, shall be in breach or default thereunder (nor shall any Acquired Corporation or, to the knowledge of the Company, any other party thereto, have failed to take any action thereunder that with or without notice, lapse of time or both would constitute a breach or default thereunder).

ARTICLE 4

Representations and Warranties of Parent and Purchaser

Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 4.1 Due Organization. Except with respect to matters that, individually or in the aggregate, would not materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions, each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted and (b) to own and use its assets in the manner in which its assets are currently owned and used. Parent has delivered or made available to the Company or the Company’s Representatives prior to the date of this Agreement accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Purchaser, including all amendments thereto. Neither Parent nor Purchaser is in material violation of their respective certificates of incorporation or bylaws.

Section 4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

Section 4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the filing of the Certificate of Merger with the

Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement has been duly adopted immediately following its execution by Parent as the sole stockholder of Purchaser in accordance with the DGCL.

Section 4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, applicable foreign Antitrust Laws, and the rules and regulations of NASDAQ, the execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, will not: (a) result in a breach or violation of, or default under, any of the provisions of the certificate of incorporation or bylaws of Parent or Purchaser; (b) result in a breach or violation by Parent or Purchaser of any Legal Requirement applicable to Parent or Purchaser, or to which either of them is subject; or (c) with or without notice or lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, any change in or acceleration or creation of any obligations or the creation of any Encumbrance on the assets of Parent or Purchaser or change or loss of rights pursuant to, any Contract, in each case, that would be binding upon Parent or Purchaser, except as, individually or in the aggregate, would not materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. Except as may be required by the Exchange Act, blue sky Legal Requirements and Takeover Laws, the DGCL, the HSR Act, applicable foreign Antitrust Laws and the rules and regulations of NASDAQ, neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice or report to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution, delivery and performance of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger and the other Transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, would not materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

Section 4.5 Information in the Offer Documents and Schedule 14D-9. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser for inclusion in the Schedule 14D-9 will, at the time of the filing of the Schedule 14D-9, at any time it is amended or supplemented or at the time of any distribution or dissemination of the Schedule 14D-9, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. At the time of the filing of the Offer Documents, at any time any Offer Document is amended or supplemented and at the time of the distribution and dissemination of the Offer Documents and at the time of the consummation of the Offer, the Offer Documents (i) will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.5 will not apply to statements or omissions included or incorporated by reference in the Offer Documents based upon information supplied to Parent by the Acquired Corporations or any of their Representatives specifically for inclusion therein.

Section 4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Purchaser that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions contemplated hereby. As of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body that would materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions contemplated hereby.

Section 4.7 Funds. Parent has, and at the Offer Acceptance Time and the Closing, Parent will have, and will cause Purchaser to have, the financial resources (including undrawn credit facilities) necessary to consummate the Transactions and satisfy all of Parent’s and Purchaser’s obligations under this Agreement, including payment in cash of the aggregate Offer Price at the Offer Acceptance Time and the aggregate Merger Consideration on the Closing Date, and there is no restriction on the use of such cash for such purposes. Parent and Purchaser acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Purchaser’s or any other Person’s ability to obtain financing for the consummation of the Offer, the Merger or the Transactions.

Section 4.8 Ownership of Company Common Stock. As of the date of this Agreement, none of Parent or any of Parent’s Subsidiaries owns (directly or indirectly, beneficially or of record) and at all times for the past three years, neither Parent nor any of Parent’s Subsidiaries has owned (directly or indirectly, beneficially or of record), any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.

Section 4.9 Solvency of the Surviving Corporation. Assuming the accuracy, in all material respects, of the representations and warranties of the Company set forth in this Agreement, immediately after giving effect to the Transactions and actions taken in connection with the Transactions, the Surviving Corporation will be Solvent. For purposes of this Agreement, the Surviving Corporation shall be deemed “Solvent” so long as: (i) each of the Surviving Corporation and its Subsidiaries shall not have incurred debts beyond its ability to pay such debts as they mature or become due; (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries shall exceed the amount that shall be required to pay their liabilities (including the amount necessary to provide for contingent liabilities) and their respective debts as they become absolute and mature; (iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, shall exceed their respective debts (including the amount necessary to provide for contingent liabilities); and (iv) each of the Surviving Corporation and its Subsidiaries shall not have unreasonably small capital to carry on their respective businesses, as presently conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

ARTICLE 5

Certain Covenants of the Company

Section 5.1 Access and Investigation.

(a) During the period from the date of this Agreement until the Effective Time, upon reasonable advance notice to the Company, the Company shall, and shall cause the other Acquired Corporations to provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Acquired Corporations’ Representatives, personnel, properties, assets and to all existing books, records and other documents and information relating to the Acquired Corporations; provided, however, that any such access shall be conducted in such a manner as to not to interfere unreasonably with the normal operation of the business of the Acquired Corporations; provided, further that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct the applicable Representatives of Parent to comply with, all of its confidentiality obligations under the Confidentiality Agreement dated August 19, 2013, by and between the Company and Parent (the “Confidentiality Agreement”).

(b) Nothing in Section 5.1(a) shall require the Company to disclose any information to Parent if such disclosure would (i) result in the waiver of any attorney client or other applicable privilege; or (ii) contravene any applicable Legal Requirement. The Company and Parent will each use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Nothing in this Section 5.1 shall be construed to require the Company, any of its Subsidiaries, or any Representatives of any of the foregoing to prepare any written reports, analyses, appraisals, opinions or other information.

(c) During the Pre-Closing Period, if Parent or Purchaser requests the Company to take actions with respect to a Wireless Divestiture pursuant to Section 6.16, the Company shall keep Parent reasonably informed with respect to the progress of such Wireless Divestiture, including by notifying Parent promptly with respect to any material developments in the negotiation and execution of the Divestiture Agreements and the consummation of such Wireless Divestiture.

Section 5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) except (w) as required or otherwise contemplated under this Agreement, (x) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (y) actions required to be taken by the Company or any of its Subsidiaries pursuant to the terms of any Divestiture Agreement, or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that each of the Acquired Corporations conduct its business and operations (A) in the ordinary course and in substantially the same manner as previously conducted and (B) use commercially reasonable efforts to maintain compliance with all applicable Legal Requirements and the requirements of all Material Contracts; and (ii) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to preserve intact the components of its and its Subsidiaries’ current business organization, including keeping available the services of current officers, employees and consultants, and use all reasonable efforts to maintain relations and goodwill with their respective suppliers, distributors, manufacturers, customers and other business associates and Governmental Bodies.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except (w) as required or otherwise contemplated under this Agreement, (x) with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (y) actions required to be taken by the Company or any of its Subsidiaries pursuant to the terms of any Divestiture Agreement, or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of the Company’s capital stock, or purchase or repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or Convertible Senior Notes, other than (A) dividends or distributions between or among any of the Acquired Corporations to the extent consistent with past practices, (B) acquisitions by the Company of Shares in connection with the surrender by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (C) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans and (D) the acquisition by the Company of Company Stock Options, Company Stock-Based Awards, Company Performance Awards or ESPP Purchase Rights in accordance with the terms thereof in effect as of the date of this Agreement, as applicable, in connection with the forfeiture of such awards;

(ii) sell, issue, grant or authorize the issuance or grant of, or accelerate the vesting or modify the terms of, (A) any capital stock or other security, (B) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue (1) Shares upon the valid exercise of Company Stock Options or pursuant to other Company Stock-Based Awards or ESPP Purchase Rights, in each case outstanding as of the date of this Agreement and (2) subject to Section 2.10, Shares issuable upon conversion of the Convertible Senior Notes);

(iii) split, combine or reclassify its outstanding shares of capital stock or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such capital stock;

(iv) (A) except as required by applicable Legal Requirement, (1) increase the compensation payable or that could become payable by any Acquired Corporation to directors, officers or employees, (2) enter into or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, including any arrangement that would require disclosure pursuant to the first sentence of Section 3.17(s) if entered into prior to the date of this Agreement, (3) promote any officers or employees, except in connection with the Company’s regular compensation review cycle or as the result of the termination or resignation of any officer or employee, or (4) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Employee Plan, other than contributions required by applicable Legal Requirements, the terms of such Employee Plans as in effect on the date hereof, or (B) pay or enter into a Contract to pay any “stay bonus”, “closing bonus” or any other bonus or compensation in connection with the execution and delivery of this Agreement or the transactions contemplated hereby;

(v) make any widespread communication with the employees of the Acquired Corporations or make any commitments to any employees regarding the compensation, benefits or other treatment they will receive in connection with the Offer or the Merger, unless any such communications are consistent in all respects with prior directives or documentation approved by Parent (in which case, the Acquired Corporations shall provide Parent with prior notice of and the opportunity to review and comment upon any such written or other formal or group communications);

(vi) amend, modify or waive any provision of or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest or other interest in any other Entity or enter into any joint venture, partnership or similar arrangement;

(viii) incur any indebtedness for borrowed money or issue any debt securities or other rights to acquire debt securities of the Company or any Acquired Corporation or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person, in the case of any of the foregoing, involving an aggregate principal amount or potential guaranteed amount in excess of $100,000 individually or $250,000 in the aggregate, or otherwise incur or modify any material indebtedness or liability, other than draws from the Company’s revolving line of credit pursuant to the Loan and Security Agreement between the Company and Silicon Valley Bank dated as of February 6, 2012, as amended, in the ordinary course of business consistent with past practice, provided that the total amount outstanding under such revolving line of credit will not exceed $13,521,000;

(ix) pre-pay any long-term debt or accelerate or delay any material payments or the collection of payment due to the Company, except in the ordinary course of business consistent with past practice;

(x) make any capital expenditure in excess of $250,000 individually or $500,000 in the aggregate, other than in a manner consistent with Schedule 5.2(b)(x);

(xi) (A) other than in the ordinary course of business, acquire, lease, license or sublicense any material right or other asset, including Intellectual Property Rights, from any other Person, (B) sell or otherwise dispose of, or lease, license or sublicense, any right or other asset, including Intellectual Property Rights, to any other Person, except sales of products and granting of non-exclusive licenses in the ordinary course of business consistent with past practice or (C) waive or relinquish, abandon, allow to lapse or encumber (except for any Permitted Encumbrance) any material right or asset, including material Intellectual Property Rights (except for any patents within the Company Managed IP having lapsed or expired at the end of their statutory term);

(xii) lend money or make capital contributions to, or make investments in, any Person, except in each case in the ordinary course of business;

(xiii) enter into, modify, amend or terminate any Material Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably expected to (A) result in a Material Adverse Effect; or (B) limit or restrict the Surviving Corporation, any Affiliate of the Surviving Corporation or any of their successors and assigns from engaging or competing in any line of business or in any geographical area;

(xiv) except to the extent required by applicable Legal Requirements, make or change any material Tax election, settle or compromise any material Tax liability, claim or assessment, change any annual Tax accounting period, change or consent to any change in any Tax accounting method, file any amended material Tax Return, enter into any closing agreement, surrender any right to claim a material Tax refund, waive or extend or consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Tax claim or assessment, or incur any material liability for Tax outside the ordinary course of business;

(xv) hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $200,000;

(xvi) commence or settle any Legal Proceeding, except with respect to routine matters in the ordinary course of business;

(xvii) change any of its methods of accounting or accounting practices in any material respect unless required by GAAP or applicable Legal Requirements;

(xviii) (A) enter into, execute, deliver or otherwise become bound by any Divestiture Agreement, (B) amend, modify or waive in any respect any provision of any Divestiture Agreement or (C) terminate any Divestiture Agreement; provided that, notwithstanding anything to the contrary in this Section 5.2(b), Parent’s written consent to any action set forth in this clause (xviii) may be withheld, delayed or conditioned in its sole discretion; or

(xix) agree or commit to take any of the actions described in clauses (i) through (xviii) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time.

Section 5.3 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, and shall cause the other Acquired Corporations not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, or knowingly take any action to induce, facilitate or encourage the submission or announcement of any Acquisition Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding any of the Acquired Corporations to any Person (other than Parent or Purchaser) in connection with or in response to an Acquisition Proposal or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person (other than Parent or Purchaser) with respect to any Acquisition Proposal or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iv) adopt, approve, recommend, submit to stockholders or declare advisable any Acquisition Proposal (or grant any waiver under Section 203 of the DGCL); (v) release or permit the release during the Pre-Closing Period of any Person from, or waive or permit the waiver of any provision of any confidentiality, “standstill”, or similar provision of any agreement to which any of the Acquired Corporations is a party; or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or modify or amend any provision in any Contract in connection with any Acquisition Proposal; provided, however, that prior to the Offer Acceptance Time, this Section 5.3 shall not prohibit the Company from furnishing information regarding the Acquired Corporations to, or participating in discussions or negotiations with, any Person (and waiving such

Person’s noncompliance with the provisions of any confidentiality or “standstill” provision) in response to an unsolicited bona-fide written Acquisition Proposal that is submitted after the date of this Agreement to the Company by such Person (and not withdrawn) if (A) such Acquisition Proposal did not result from a breach of this Section 5.3(a), (B) the Company Board concludes in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, that (1) such bona-fide written Acquisition Proposal constitutes a Superior Offer or could reasonably be expected to lead to a Superior Offer and (2) the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, (C) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement in a customary form that is no less restrictive to the other party than the Confidentiality Agreement is to Parent, provided that such confidentiality agreement need not contain any “standstill” provision (each, an “Acceptable Confidentiality Agreement”), and (D) the Company concurrently (x) notifies Parent that it is furnishing information to, or entering into discussions with, such Person and (y) if it is furnishing information to such Person, furnishes all such information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent or Parent’s Representatives). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action by a Representative of the Company which would constitute a breach of any of the restrictions set forth above if taken by the Company or any Acquired Corporation, whether or not such Representative is purporting to act on behalf of the Company or any Acquired Corporation, shall be deemed to constitute a breach of this Section 5.3 by the Company.

(b) During the Pre-Closing Period, the Company shall promptly (and in no event later than twenty-four (24) hours after receipt thereof) advise Parent orally and in writing of any Acquisition Proposal, any inquiry, indication of interest, proposal, offer or request that could reasonably be expected to lead to an Acquisition Proposal (including a request for nonpublic information relating to any of the Acquired Corporations), including (i) the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, (ii) the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, and (iii) an unredacted copy of all written materials provided in connection with such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request. After receipt of the Acquisition Proposal, inquiry, indication of interest or request, the Company shall promptly (and in any event within twenty-four (24) hours) keep Parent informed of any material change in status, terms and pertinent details of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request (including by providing prompt notice of all material amendments or proposed material amendments thereto) and shall promptly (and in any event within twenty-four (24) hours) provide to Parent an unredacted copy of written materials subsequently provided in connection with such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request.

(c) As of the date of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than Parent or Purchaser) that relate to any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (but in no event later than forty-eight (48) hours following the execution of this Agreement) demand that each Person that has heretofore executed a confidentiality agreement with the Company or any of its Affiliates or Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal to immediately return or destroy all confidential information heretofore furnished by the Company, any of its Subsidiaries or any of its or their Affiliates or Representatives to such Person, its Subsidiaries or any of its or their Affiliates or Representatives, pursuant to the terms of such confidentiality agreement.

(d) None of the Company, the Company Board or any committee thereof shall (i)(A) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw or qualify or modify, in either case, in a manner adverse to Parent or Purchaser, the Company Board Recommendation or (B) approve, recommend, submit to stockholders for approval and adoption or declare advisable any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Change Recommendation”), except as expressly permitted by Section 5.3(e) or 5.3(f).

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to Purchaser accepting, for the first time, for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”), the Company Board may make an Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement if and only if, in the event of a Superior Offer: (i) such Superior Offer did not result from a breach of Section 5.3(a); (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (iii) Parent shall have received from the Company prior written notice of the Company’s intention to make an Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement at least four (4) Business Days prior to making any Adverse Change Recommendation or terminating this Agreement to enter into a Specified Agreement (a “Change of Recommendation Notice”); and (iv) the Company shall comply with clauses (A) through (E) as follows: (A) prior to giving effect to clauses (B) through (E), the Company Board shall have determined that such Acquisition Proposal is a Superior Offer; (B) the Company shall have provided to Parent in writing the material terms and conditions of such Acquisition Proposal and unredacted copies of all material documents relating to such Acquisition Proposal in accordance with Section 5.3(b); (C) the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent) during the four (4) Business Day period provided in the foregoing clause (iii) of this Section 5.3(e) with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, so that the Acquisition Proposal would no longer constitute a Superior Offer; (D) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate this Agreement to enter into a Specified Agreement would be likely to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; and (E) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(e). For the avoidance of doubt, the provisions of this Section 5.3(e) shall also apply to any material amendment to any Acquisition Proposal or any successive Acquisition Proposals (except that any reference to four (4) Business Days shall instead be two (2) Business Days). Nothing contained in this Section 5.3(e) shall prohibit the Company Board from (x) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, and (y) making any disclosure to the Company’s stockholders that the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; provided, that in either case, any such disclosure does not contain an Adverse Change Recommendation. Neither the Company nor the Company Board shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Acquisition Proposal, unless in each case, in connection therewith, the Company Board effects an Adverse Change Recommendation in accordance with the terms of this Agreement.

(f) Notwithstanding anything to the contrary herein, at any time prior to the Offer Acceptance Time, the Company Board may make an Adverse Change Recommendation with respect to an Intervening Event that does not relate to an Acquisition Proposal if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Adverse Change Recommendation would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (ii) Parent shall have received from the Company a Change of Recommendation Notice at least four (4) Business Days prior to making any Adverse Change of Recommendation, describing the Intervening Event in reasonable detail; (iii) during such four (4) Business Day period, the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent) with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the need to make an Adverse Change Recommendation; and (iv) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Adverse Change Recommendation would be likely to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.3(f) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Change of Recommendation Notice and the Company shall be required to comply again with the provisions of this Section 5.3(f).

(g) Except immediately prior to the entry into a Specified Agreement that is entered into in compliance with the terms of this Section 5.3 and Section 8.1(e), the Company shall not amend, waive or modify the Rights Plan or waive the application of any Takeover Law or similar Legal Requirement.

ARTICLE 6

Additional Covenants of the Parties

Section 6.1 Filings and Approvals.

(a) Without limiting the generality of anything contained in this Section 6.1, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and Legal Requirements to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Body or other Person in connection with the consummation of the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of the Company, Parent and Purchaser shall (and they shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than November 15, 2013 (or such later date that the Company and Parent may mutually agree to), file (and in any event the Company shall file within five (5) days after Parent files (or, if the fifth day is a Saturday or Sunday, the next subsequent Business Day)) any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Offer and the Merger and the other Transactions; and shall use commercially reasonable efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as reasonably practicable provide such information as may reasonably be requested by any Governmental Body in connection with the Transactions as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; and (iii) use commercially reasonable efforts to take or cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided that the Acquired Corporations will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Acquired Corporations only in the event the Closing occurs; and provided, further, that, subject to the requirements set forth in Section 6.1(d), the Acquired Corporations shall only be permitted to take or commit to take any such action, or agree to any such condition or restriction, with the prior written consent of Parent.

(c) Without limiting the generality of anything contained in this Section 6.1, subject to any applicable Legal Requirements, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental

Body with respect to the Transactions of which such party had knowledge, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Body to the extent regarding the Transactions or regarding any such request, inquiry, investigation, action or Legal Proceeding, and provide a copy of all written communications. Parent and the Company shall have the right to review (and have their respective counsel review) in advance, and to the extent practicable each will consult the other on, all material information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Body in connection with the Offer and the Transactions and shall consider in good faith all comments reasonably proposed by Parent or the Company, as the case may be. In addition, each party hereto will (A) except as may be prohibited by any Legal Requirement, permit authorized Representatives of the other party to have access to and be consulted in connection with any proposed written material communication to any Governmental Body in connection with the Transactions contemplated hereby, and (B) as circumstances reasonably permit, consult with the other party in advance of any meeting or conference with a Governmental Body relating to the Transactions and give the other party the opportunity to attend and participate in such meetings and conferences.

(d) Nothing in this Section 6.1 or elsewhere in this Agreement shall require, or be construed to require, Parent or any of its Affiliates (including Purchaser) to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, before or after the Effective Time, the sale, divestiture, licensing or disposition of any assets or businesses of Parent or its Subsidiaries and Affiliates, or of the Acquired Corporations, (ii) otherwise take or commit to take any action that would limit the freedom of action of Parent, its Subsidiaries (including the Surviving Corporation and the Acquired Corporations) or Affiliates with respect to, or would limit Parent’s or its Affiliates’ ability to retain, any of the businesses, product lines or assets of Parent or its Subsidiaries (including the Surviving Corporation and the Acquired Corporations) in each case as may be required to avoid the entry of, or to effect the dismissal or termination of, any injunction, temporary restraining order or other order in any Legal Proceeding, or (iii) defend any lawsuit or other Legal Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger or any of the other Transactions (other than the defense against any request for preliminary relief).

Section 6.2 ESPP Purchase Rights. As soon as administratively practicable following the date of this Agreement, but not later than the day immediately prior to the date on which the first (1st) offering period that is regularly scheduled to commence under the ESPP after the date of this Agreement, the Company and the Company Board shall take all actions necessary or required under the ESPP (including, if appropriate, amending the terms of the ESPP) and Legal Requirements to (a) suspend the ESPP so that no further offering periods shall commence after the date of this Agreement; (b) limit the number of participation increases during any offering period to zero; and (c) cause the ESPP to terminate as of the Effective Time.

Section 6.3 Employee Benefits.

(a) Parent agrees that as of the Closing Date and until December 31, 2014 (or until termination of employment, if earlier) (the “Benefits Continuation Period”) Parent shall provide or cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to provide those employees of the Acquired Corporations who are legally employed in the United States of America and who continue their employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) with health and welfare benefits, within the meaning of Section 3(1) of ERISA, that are not substantially less favorable, in the aggregate, than the health and welfare benefits provided to such employees immediately prior to the Effective Time under those Employee Plans that are welfare plans, within the meaning of Section 3(1), or, in Parent’s sole discretion, the health and welfare benefits provided by Parent to similar situated employees of Parent. In addition, Parent shall make commercially reasonable efforts to cause Continuing Employees to be eligible to participate in Parent’s other employee benefit plans as soon as reasonably practicable after the Effective Time (subject to the terms of such plans and applicable Legal Requirements) to substantially the same extent as similarly situated employees of Parent. Each Continuing Employee will receive credit for purposes of eligibility to participate and vesting under each employee benefit plan sponsored by Parent or its Subsidiaries in which such Continuing Employee participates or is eligible to participate after the Effective Time (each, a “Parent Plan”) for years of service with the Acquired Corporations (or any predecessors) prior to the Effective Time, but only to the extent such service was taken into account for such purposes under the analogous Employee Plan. During the Benefits Continuation Period, Parent will use commercially reasonable efforts to cause each Parent Plan that is a group health plan (i) to waive any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements with respect to Continuing Employees to the extent waived, satisfied or not included under the analogous Employee Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse or dependents under the analogous Benefit Plan during the plan year of such Employee Plan in which occurs the later of the Effective Time and the date on which Continuing Employee begins participating in such Parent Plan.

(b) Between the date of this Agreement and the Effective Time, the Acquired Corporations shall use all reasonable efforts to assist Parent in entering into Parent’s standard “on-boarding” documents with each of the Continuing Employees, which documents will be effective at the Effective Time and shall constitute (i) at-will agreements, (ii) proprietary information and inventions agreements, (iii) mutual agreements to arbitrate claims, and (iv) background check agreements, copies of which have previously been provided to the Company.

(c) Prior to the Closing Date, the Company shall and shall cause each of its Subsidiaries to (i) terminate each Employee Plan that is intended to constitute a 401(k) plan of any Acquired Corporation (each, a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, (ii) adopt any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements), and (iii) take such other actions in connection with the termination of any Company 401(k) Plan as Parent may reasonably request, unless Parent notifies the Company in writing at least five (5) days prior to the Closing Date that termination of such Company 401(k) Plan is not necessary. Unless Parent provides the notice described in the preceding sentence to the Company, the Company shall, prior to the Closing Date, provide Parent with evidence reasonably satisfactory to Parent that (x) each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the Company Board or the board of directors (or equivalent governing body) of the sponsoring Subsidiary, as applicable, (y) each Company 401(k) Plan has been amended as described above, and (z) all other actions reasonably requested by Parent have been completed (and the form and substance of the resolutions and amendments referred to herein shall be subject to the prior reasonable review and approval of Parent).

(d) With respect to all employees, the Acquired Corporations shall be responsible for providing any notices required to be given and otherwise complying with the WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Acquired Corporations prior to the Effective Time. If, prior to the Effective Time, Parent determines that an event would trigger WARN obligations (or obligations arising under similar statutes or regulations) within sixty (60) days following the Effective Time, the Acquired Corporations shall, at Parent’s request, provide notices to all employees as are required to be provided under WARN (or any similar statute or regulation), in a form that is compliant with applicable regulations.

(e) Nothing in this Section 6.3 or elsewhere in this Agreement, whether express or implied, is intended nor shall be construed to (i) be treated as an amendment to any particular Employee Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment or (iv) create any third-party beneficiary rights in any employee of the Acquired Corporations or the Surviving Corporation, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or any Acquired Corporation or under any benefit plan which Parent, any Acquired Corporation or the Surviving Corporation may maintain.

(f) Prior to the Effective Time, the Company shall take all actions reasonably necessary to effectuate this Section 6.3 (including providing any required notices and obtaining any required consents).

(g) The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to effectuate the provisions of this Section 6.3. For purpose of the foregoing sentence, a reasonable opportunity shall mean at least three (3) Business Days prior to the adoption of the resolution or taking of the action.

Section 6.4 Indemnification of Officers and Directors.

(a) From and after the Effective Time until the six (6) year anniversary of the Closing, the Surviving Corporation shall (and if the Surviving Corporation for any reason cannot, the Parent shall) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of an Acquired Corporation (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, settlements, damages or liabilities in connection with actions or omissions occurring or alleged to have occurred at or prior to the Effective Time and advance expenses with respect thereto, in each case as provided, as applicable, in the certificates of incorporation and bylaws (or comparable organizational documents) of the Acquired Corporations, and in any indemnification agreements between such Acquired Corporation and any Indemnified Party entered into prior to the date hereof and a copy of which has been provided to Parent. From and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses as set forth on Exhibits B and C hereto, and any indemnification agreements between the Company and any Indemnified Party shall survive the Merger and shall continue in full force and effect in accordance with their terms, and such provisions and agreements shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by applicable Legal Requirements. If, at any time prior to the six (6) year anniversary of the Effective Time, any Indemnified Party delivers to Parent or the Surviving Corporation a written notice asserting in good faith a claim for indemnification under this Section 6.4(a), then the claim asserted in such notice shall survive the six (6) year anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the policies of directors’ and officers’ liability insurance maintained by the Acquired Corporations as of the date hereof (or such other insurance policy with substantially similar coverage and with terms and conditions that are not less advantageous in any material respect than the Acquired Corporation’s existing policies) for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring or alleged to have occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, however, that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time instruct its authorized insurance broker to procure for the Company a fully prepaid, non-cancellable six (6)-year run-off program for directors’ and officers’ liability insurance providing at least the same coverage with respect to matters occurring at or prior to the Effective Time and obtained from the same or similar insurance carriers that currently provide the Company’s director and officer liability insurance; provided that if the aggregate annual premiums for such run-off program exceeds 250% of the per annum rate of premium paid by the Company as of the date hereof for their existing officers’ and directors’ liability insurance policies, then the Company shall procure the maximum coverage that will then be available at an equivalent annual premium equal to 250% of such rate; provided, further, that the Company’s procurement of such fully prepaid run-off policy in accordance with this sentence shall be deemed to satisfy in full the obligations of Parent and Surviving Corporation pursuant to this Section 6.4(b).

(c) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.4.

(d) The provisions of this Section 6.4 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Notwithstanding anything herein to the contrary, (A) the obligations of Parent and the Surviving Corporation or its successor shall be subject to any limitation imposed by applicable Legal Requirements (including any limitation on the Company’s ability to indemnify its own directors and officers), and (B) Parent shall have no obligation to maintain the existence of the Surviving Corporation following the Effective Time.

Section 6.5 Securityholder Litigation. The Company shall promptly notify Parent of any such securityholder litigation brought, or threatened, against the Company, members of the Company Board with respect to any of the Transactions and shall give Parent the opportunity to consult with the Company with regard to, and participate in but not control, the defense and settlement of any such litigation. Without limiting the foregoing, but subject to Section 6.1, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation against the Company, the Company Board or any officer or director of an Acquired Corporation (or any similar litigation involving any of the Acquired Corporations) relating to the Transactions, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.6 Third Party Consents. The Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to obtain waivers and consents from any and all third parties with respect to each Contract listed in Part 6.6 of the Company Disclosure Schedule; provided, that, in connection with obtaining such waivers and consents, the Company shall not agree to any change to such Contracts that would be materially adverse to the interest of the Company, its Subsidiaries or, after the Merger, Parent without the prior written consent of Parent.

Section 6.7 Pledge Releases. The Company will use commercially reasonable efforts to de-register or cause the de-registration of the pledges that were registered relating to the Credit Agreement, dated June 27, 2003, as amended, by and between the Company and Conexant Systems, Inc.

Section 6.8 Publicity. Parent and the Company shall consult with each other and provide each other the reasonable opportunity to review and comment upon any press release or other public announcement with respect to the Offer, the Merger or any of the other Transactions before issuing any such press release or public announcement to the extent possible, and such party will consider such comments in good faith; provided, that the foregoing shall not apply to: (a) any press release or public announcement made with respect to the Transactions that is not inconsistent with, or more expansive in any material respect than, any prior press release or public announcement validly made in accordance with this Section 6.8; (b) any press release or other public announcement as may be required by any applicable Legal Requirement; and (c) communications permitted pursuant to Section 5.3, including any release or announcement made with respect to an Superior Offer or Adverse Change Recommendation.

Section 6.9 Resignation of Directors. The Company shall obtain and deliver to Parent on or prior to the Offer Acceptance Time the resignation of the Company’s and any other Acquired Corporation’s directors as required by Section 1.3.

Section 6.10 Takeover Laws.

(a) If any Takeover Law may become, or may purport to be, applicable to the Transactions, the Company and the Company Board will grant such approvals and take all reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the Transactions.

(b) The Company shall cause the Rights Plan to terminate upon the Effective Time. The Company has taken and will continue to take all actions necessary so that neither the execution nor delivery of this Agreement nor the consummation of the Transactions will cause any rights to be granted under the Rights Plan or cause the rights previously granted under the Rights Plan to become exercisable.

Section 6.11 Notification of Changes. Prior to the Effective Time, each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, occurrence, fact, circumstance, effect or other matter that (a) has, (i) with respect to the Company, had or would reasonably be expected to result in any Material Adverse Effect and (ii) with respect to Parent or Purchaser, had or would reasonably be expected to have any material adverse effect with respect to the ability of Parent or Purchaser to consummate the Transactions, (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein or (c) is reasonably likely to result in any of the conditions set forth in Article 7 or in Annex I not being able to be satisfied prior to the End Date; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto; provided, further, that, so long as the party entitled to notice was not prejudiced by such failure, the failure to deliver any notice pursuant to this Section 6.11 shall not be deemed to be a failure to satisfy a closing condition unless the underlying facts had caused such condition not to be satisfied.

Section 6.12 Section 16 Matters. The Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of Shares in the Offer and the deemed disposition and cancellation of Shares and, as applicable, Company Stock Options, Company Stock-Based Awards and Shares purchased pursuant to the exercise of ESPP Purchase Rights in the Merger by applicable individuals.

Section 6.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use all reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.14 Rule 14d-10. Prior to the Offer Acceptance Time, the Company (acting through the Company Board or its compensation committee) shall take all such steps as may be required to cause to be exempt under Rule 14d–10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 6.15 Additional Cooperation. Without limiting the Company’s obligations pursuant to Sections 5.2 and 6.1, prior to the Effective Time, upon Parent’s request the Company shall reasonably cooperate with Parent in connection with the arrangement of financing by Parent and its lenders, including by (a) providing Parent and its lenders with such documents and information as Parent, its lenders and their respective Representatives may reasonably request, (b) preparing for the release of Encumbrances on the assets of the Acquired Corporations, and (c) obtaining customary payoff letters with respect to any Debt. Notwithstanding the foregoing, until the Effective Time occurs, none of the Company, any of its Subsidiaries or any of their respective Representatives shall, (i) have any liability or any obligation to any Person under or in connection with any financing of Parent, including under any credit agreement or any related document or any other agreement or document related to such financing or (ii) be required to incur any other liability in connection with such financing. Parent shall indemnify Company against any liability associated with any such financing, except to the extent arising from the fraud, bad faith or willful misconduct of the Company or any of its Representatives.

Section 6.16 Sale or Restructuring of Wireless Business. If and as requested by Parent or Purchaser, the Company shall use commercially reasonable efforts to (a) effect a Wireless Divestiture, including entering into Divestiture Agreements and consummating a Wireless Divestiture, in each case subject to Section 5.2(b)(xviii), and (b) assist Parent and Purchaser to develop a plan to discontinue operations of the Company’s wireless business.

ARTICLE 7

Conditions Precedent to The Merger

Section 7.1 Conditions. The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

(b) Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

Section 7.2 Frustration of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1 or in Annex I to be satisfied if such failure was caused by such party’s failure to act in good faith or use all reasonable efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 6.1.

ARTICLE 8

Termination

Section 8.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company by written notice to the other if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

(c) by Parent by written notice to the Company at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so, (i) the Company, the Company Board or any committee thereof shall have made an Adverse Change Recommendation, (ii) the Company shall have entered into any definitive agreement or any agreement in principle, letter of intent, term sheet, option agreement or similar Contract with any third party that contemplates or requires an Acquisition Transaction (in each case other than an Acceptable Confidentiality

Agreement), (iii) the Company Board fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request by Parent to provide such reaffirmation following the commencement by a third party of a tender offer or exchange offer related to the Shares or public disclosure of an Acquisition Proposal other than a commenced tender offer or commenced exchange offer or (iv) within ten (10) Business Days following the commencement by a third party of any tender offer or exchange offer related to the Shares, the Company fails to file a Schedule 14D-9 disclosing that the Company recommends rejection of such tender offer or exchange offer;

(d) by either Parent or the Company by written notice to the other if the Offer Acceptance Time shall not have occurred on or prior to the close of business on the 90th day after the date hereof (the “End Date”); provided, however, that neither party shall be permitted to terminate this Agreement pursuant to this Section 8.1(d) if a breach by it of any provision of this Agreement shall have proximately caused the failure of the Offer Acceptance Time to have so occurred;

(e) by the Company by written notice to Parent at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and enter into the Specified Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer shall not have resulted from any breach of Section 5.3, (ii) the Company Board, after satisfying all of the requirements set forth in Section 5.3, shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”); and (iii) the Company shall have paid the Termination Fee and entered into the Specified Agreement concurrently with the termination of this Agreement pursuant to this Section 8.1(e);

(f) by Parent by written notice to the Company at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of the conditions in Annex I to be satisfied; provided, however, that, for purposes of this Section 8.1(f), if such a breach is curable by the Company within the earlier of the End Date and thirty (30) days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such breach unless such breach shall remain uncured upon the earlier of the End Date and the expiration of such thirty (30) day period; or

(g) by the Company by written notice to Parent at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty has had or would reasonably be expected to have a material and adverse effect on Parent’s or Purchaser’s ability to consummate the Transactions or a failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent shall have occurred; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by Parent within the earlier of the End Date and thirty (30) days of the date the Company gives Parent notice of such breach and Parent is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the earlier of the End Date and the expiration of such thirty (30) day period.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any party from any liability for any willful and intentional breach prior to the date of termination.

Section 8.3 Expenses; Termination Fee.

(a) Except as set forth in Section 8.3(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer and the Merger are consummated.

(b) If (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (B) after the date of this Agreement and prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly made, commenced or submitted or announced and not withdrawn at least five (5) Business Days prior to termination, and (C) the Company consummates or signs a definitive agreement (which is later consummated) with respect to an Acquisition Transaction within 365 days after such termination, (ii) this Agreement is terminated by Parent pursuant to Section 8.1(c), or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at the time specified in the next sentence a nonrefundable fee in the amount equal to $9,500,000 (the “Termination Fee”); provided, that solely for purposes of this Section 8.3(b), all references to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%).” Any Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 8.3(b), substantially concurrently with the consummation of an Acquisition Transaction, (y) in the case of clause (ii) of the preceding sentence of this Section 8.3(b), within two (2) Business Days following termination of this Agreement, and (z) in the case of clause (iii) of the preceding sentence of this Section 8.3(b), concurrently with a termination of this Agreement under Section 8.1(e).

(c) Any Termination Fee due under this Section 8.3 shall be paid by the Company by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required until the date of payment at the prime rate, as published in the Wall Street Journal on the date such payment was required to be made.

ARTICLE 9

Miscellaneous Provisions

Section 9.1 Amendment. Prior to the Effective Time, subject to Section 1.3, this Agreement may be amended with the mutual agreement of the Company, Parent and Purchaser at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

Section 9.4 Entire Agreement. This Agreement, including the Company Disclosure Schedules and each of the exhibits, schedules and other agreements referred to herein, and the Confidentiality Agreement (to the extent incorporated herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

Section 9.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a facsimile or scanned image and that party’s Closing counsel.

Section 9.6 Governing Law; Jurisdiction. This Agreement, and any action, dispute or controversy arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action, dispute or controversy between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware); (ii) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such action, dispute or controversy was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that it will not bring any action, dispute or controversy relating to this Agreement or the Transactions in any court other than the aforesaid courts; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.11.

Section 9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY ACTION, DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (c) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

Section 9.8 Specific Performance; Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or the Offer were revoked, withdrawn, amended, modified or supplemented prior to the Expiration Date other than in the accordance with the provisions of this Agreement. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, to prevent revocation, withdrawal, modification or supplementation of the Offer prior to the Expiration Date and to enforce specifically the terms and provisions of this Agreement, the Offer and the Merger, this being in addition to any other remedy to which they are entitled at law or in equity. The Company, on the one hand, and Parent and Purchaser, on the other hand, hereby agree not to raise any objections to the availability or issuance of an injunction or injunctions, or to any other remedy a party (or parties) are entitled in equity, to prevent breaches of this Agreement by such party (or parties), to prevent revocation, withdrawal, modification or supplementation of the Offer prior to the Expiration

Date and to enforce specifically the terms and provisions of this Agreement, the Offer and the Merger; provided that the foregoing shall in no way limit the ability of the parties to challenge or defend the merits of any such action. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.9 Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (a) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly by Parent without the consent of the Company and (b) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly by Parent without the consent of the Company, provided that Parent shall not be relieved of any of its obligations hereunder.

Section 9.10 Third Party Beneficiaries. Except as set forth in Section 6.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Notices . Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after sent by registered mail or by courier or express delivery service, or (c) if sent by facsimile or email transmission, upon transmission which requires confirmation if transmitted by facsimile or email transmission:

if to Parent or Purchaser:

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford St.

Lowell, MA 01851

Attn: General Counsel

Facsimile No.: (978) 656-2678

Email: clay.simpson@macomtech.com

with a copy to (which shall not constitute notice):

Perkins Coie LLP

Attn: Jeff Beuche

         Jason Day

1900 16th Street, Suite 1400

Denver, Colorado 80202

Facsimile No.: (303) 291-2400

Email: jbeuche@perkinscoie.com; jday@perkinscoie.com

if to the Company:

Mindspeed Technologies, Inc.

4000 MacArthur Boulevard

Newport Beach, California 92660

Attention: General Counsel

Facsimile No. (949) 579-3010;

email: brandi.steege@mindspeed.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

12235 El Camino Real, Suite 200

San Diego, California 92130

Attn: Robert F. Kornegay

Facsimile No.: (858) 350-2399

Email: rkornegay@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Robert T. Ishii

Facsimile No.: (415) 947-2099

Email: rishii@wsgr.com

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, (i) all references in this Agreement to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Articles or Sections of this Agreement and Exhibits, Annexes or Schedules (including, where applicable, the Company Disclosure Schedule) to this Agreement, (ii) any definition of or reference to any agreement, instrument, Contract or other document or any Legal Requirement herein shall be construed as referring to such agreement, instrument, Contract or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) Any reference herein or in the Company Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Purchaser, Parent or their respective Representatives, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the “Macro” electronic data room hosted by RR Donnelley Venue on or before 5:00 p.m. California time on the Business Day prior to the date hereof.

(f) All capitalized terms not defined in the Company Disclosure Schedule shall have the meanings assigned to them in this Agreement. The disclosure set forth in the Company Disclosure Schedule shall provide an exception to or otherwise qualify (i) the representations and warranties of the Company contained in the section or subsection of this Agreement corresponding by number to such disclosure and (ii) the other representations and warranties of the Company in this Agreement to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other representations and warranties. The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties and/or covenants set forth in this Agreement.

(g) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MINDSPEED TECHNOLOGIES, INC.

By:	/s/ Raouf Y. Halim
Name: Raouf Y. Halim

Title: Chief Executive Officer

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

By:	/s/ John R. Croteau
Name: John R. Croteau

Title: President and Chief Executive Officer

MICRO MERGER SUB, INC.

By:	/s/ John R. Croteau
Name: John R. Croteau

Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

“Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

“Acquired Corporation Returns” is defined in Section 3.16(a) of the Agreement.

“Acquired Corporations” shall mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal made or submitted by Parent) relating to, or that could reasonably be expected to lead to, any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions (other than the Transactions) involving:

(a) any merger, consolidation, business combination or similar transaction or series of transactions involving the Company (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than stockholders of the Company (as a group) immediately prior to the consummation of such transaction, would hold Shares representing more than 15% of the outstanding Shares after giving effect to the consummation of such transaction or (ii) as a result of which the stockholders of the Company (as a group) immediately prior to the consummation of such transaction would hold Shares representing less than 85% of the outstanding Shares after giving effect to the consummation of such transaction;

(b) any direct or indirect sale, license, lease, transfer, exchange or other disposition, in one (1) transaction or a series of transactions of any business or tangible or intangible assets representing 15% or more of the consolidated assets of the Acquired Corporations (or assets that account for 15% of the Company’s income or revenue), taken as a whole;

(c) any direct or indirect issuance, sale, or other disposition, in one (1) transaction or a series of transactions, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the outstanding shares of capital stock or voting power of any Acquired Corporation;

(d) any tender offer or exchange offer that if consummated would result in or would reasonably be expected to result in any Person or group beneficially owning 15% or more of the outstanding Shares or voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of 15% or more of the outstanding Shares or voting power of the Company; or

(e) any combination of the foregoing.

“Adverse Change Recommendation” is defined in Section 5.3(d) of the Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Option” is defined in Section 2.9(a) of the Agreement.

“Assumed Stock-Based Award” is defined in Section 2.9(b) of the Agreement.

“Balance Sheet” is defined in Section 3.7 of the Agreement.

“beneficial ownership” is defined in Section 1.3(a) of the Agreement.

“Benefits Continuation Period” is defined in Section 6.3(a) of the Agreement.

“Book-Entry Shares” is defined in Section 2.7(b) of the Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized or required by any Legal Requirement to close.

“Certificates” is defined in Section 2.6(b) of the Agreement.

“Change of Recommendation Notice” is defined in Section 5.3(e) of the Agreement.

“Closing” is defined in Section 2.3 of the Agreement.

“Closing Date” is defined in Section 2.3 of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to the Agreement.

“Company 401(k) Plan” is defined in Section 6.3(c) of the Agreement.

“Company Associate” means any current or former employee (including any officer) and any other individual who is an independent contractor, consultant or a director, in each case, of any Acquired Corporation.

“Company Board” is defined in Recital C of the Agreement.

“Company Board Recommendation” is defined in Section 1.2(a) of the Agreement.

“Company Charter Documents” shall mean the Company’s certificate of incorporation and bylaws, each as amended.

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent immediately prior to the execution of the Agreement.

“Company Employee Agreement” shall mean each management, employment, severance, termination pay, stay-bonus, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Acquired Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any contractual obligation on the part of any Acquired Corporation to make any severance, termination, change in control or similar payment or to provide any benefit (including accelerated vesting of any award under an Employee Plan).

“Company Equity Plans” shall mean the Company’s 2013 Equity Incentive Plan, 2003 Long-Term Incentives Plan, Directors Stock Plan, Inducement Incentive Plan and ESPP, each as amended from time to time, including the programs and forms of agreement adopted thereunder.

“Company Financial Advisor” is defined in Section 3.24 of the Agreement.

“Company Managed IP” is defined in Section 3.10(a) of this Agreement.

“Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Corporations.

“Company Owned Registered IP” is defined in Section 3.10(a) of the Agreement.

“Company Performance Award” shall mean an award granted under the Company’s 2013 Equity Incentive Plan that is subject to achievement of performance goals.

“Company Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of the Company.

“Company Process Technologies” is defined in Section 3.26 of the Agreement.

“Company Registered IP” is defined in Section 3.10(a) of this Agreement.

“Company SEC Documents” is defined in Section 3.6(a) of the Agreement.

“Company Stock-Based Award” shall mean each unvested restricted stock award, restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Equity Plan, in each case other than Company Stock Options. For the avoidance of doubt, vested restricted stock awards shall be Company Common Stock for the purposes of this Agreement and unvested restricted stock awards shall not be Company Common Stock for the purposes of this Agreement.

“Company Stock Options” shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Confidentiality Agreement” is defined in Section 5.1(a) of the Agreement.

“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin or tungsten or any other minerals or derivatives that the United States Secretary of State determines after the date hereof to be financing conflict in a Covered Country.

“Covered Countries” means the Democratic Republic of the Congo or its adjoining countries, including Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda or Zambia.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including by any Governmental Body).

“Continuing Directors” is defined in Section 1.3(b) of the Agreement.

“Continuing Employees” is defined in Section 6.3(a) of the Agreement.

“Contract” shall mean any written contract or oral agreement, subcontract, lease, sublease, understanding, instrument, bond, debenture, note, mortgage, indenture, loan, credit agreement, arrangement, option, warrant, warranty, purchase order, license, sublicense, covenant not to sue, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, including all amendments, supplements or modifications thereto.

“Convertible Senior Notes” shall mean the Company’s 6.75% Convertible Senior Notes due 2017 and issued pursuant to the Indenture, dated as of June 19, 2012 between the Company, each of the guarantors named therein, and Wells Fargo Bank, N.A., as trustee, in an aggregate principal amount of $32,000,000.

“COTS Software” means commercially available “off-the-shelf” Software licensed to any Acquired Corporation in object code form for an aggregate license fee of no more than $25,000 per year.

“Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Body upon any item by reason of such item’s importation into the United States or any other country.

“Debt” shall mean the Company’s and the other Acquired Corporations’ (a) liabilities for borrowed money, whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments, (b) liabilities for the deferred purchase price of any property, goods or services, (c) liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (d) obligations under derivative contracts (valued at the termination value thereof) and any interest rate protection agreements, swap agreements, collar agreements and similar hedging agreements, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (f) liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in the foregoing clauses (a) through (e) to the extent of the obligation secured, (g) all liabilities for guarantees of another Person (other than any Acquired Corporation) in respect of liabilities of the type set forth in the foregoing clauses (a) through (f) and (h) obligations in respect of principal, accrued interest penalties, fees and premiums in respect of the type set forth in the foregoing clauses (a) through (g).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dissenting Shares” is defined in Section 2.8 of the Agreement.

“Divestiture Agreements” shall mean definitive agreements providing for a Wireless Divestiture and any other agreements executed and delivered, or contemplated to be executed and delivered in accordance with and pursuant to, the terms of such definitive agreements, in each case as the same may be amended in accordance with this Agreement.

“DOJ” shall mean the U.S. Department of Justice.

“EAR” is defined in Section 3.26 of the Agreement.

“EDGAR” is defined in Section 3.6(g) of the Agreement.

“Effective Time” is defined in Section 2.3 of the Agreement.

“Employee Plan” shall mean any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by any Acquired Corporation or to which any Acquired Corporation is a party, (b) covering or benefiting any current or former officer, manager, director, employee, independent contractor or agent of any Acquired Corporation (or any dependent or beneficiary of any such individual), or (c) with respect to which any Acquired Corporation has (or could have) any current or future obligation or liability.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning set forth in Section 8.1(e) of the Agreement.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement or Permit relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling of, or exposure to, Hazardous Materials.

“Equity Exchange Ratio” shall mean the quotient obtained by dividing (x) the Offer Price by (y) the average of the closing prices of the common stock of Parent as reported on The NASDAQ Global Select Market for the ten (10) trading days ending five (5) trading days prior to the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with any Acquired Corporation, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“ESPP” shall mean the Company’s Employee Stock Purchase Plan.

“ESPP Purchase Right” shall mean each right to purchase Shares under the ESPP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” is defined in Section 1.1(d) of the Agreement.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 3.6(b) of the Agreement.

“Government Contract” shall mean any Contract to which an Acquired Corporation is a party and that involves the supply of goods or services directly to a Governmental Body, including a subcontract at any tier or level below a prime contract.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator, arbitration panel or other tribunal).

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes without limitation any pollutant, chemical substance, hazardous substance, hazardous waste, toxic waste, toxic chemical, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, lead-based paint, petroleum or petroleum-derived substance or waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License” is defined in Section 3.10(c) of the Agreement.

“Indemnified Parties” is defined in Section 6.4(a) of the Agreement.

“Indemnity Agreements” shall mean any agreements between any Acquired Corporation, on the one hand, and any Indemnified Person, on the other hand.

“Initial Expiration Date” is defined in Section 1.1(d) of the Agreement.

“Insured Parties” is defined in Section 6.4(b) of the Agreement.

“Intellectual Property” shall mean any or all of the following throughout the world: (a) all inventions (whether or not patentable), improvements, trade secrets, proprietary information, know how, compositions, software, development tools, technology, techniques, procedures, methodologies, confidential information, technical data, customer or vendor lists, pricing or cost information, and business or marketing plans or proposals, and all tangible or intangible proprietary information; (b) all works of authorship (in both published and unpublished works); (c) all industrial designs; (d) all trademarks (including all common law trademarks), trade names, logos, and service marks, and all goodwill for any of the foregoing; (e) all databases and data collections; (f) all telephone numbers, internet addresses and domain names; and (g) all tangible items, documentation and media containing, describing or relating to any of the foregoing including manuals, memoranda and records wherever created throughout the world.

“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) patents, utility models, industrial rights; (b) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and mask works; (c) trademark, trade name, service marks and trade name rights; (d) trade secret rights; (e) other proprietary rights in Intellectual Property of every kind and nature; (f) any other similar or equivalent rights to any of the foregoing anywhere in the world; (g) all registrations, renewals, extensions, combinations, provisions, continuations and continuations-in-part thereof, and all patents, applications, registrations, documents and filings claiming priority to or serving as a basis for priority thereof, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above; and (h) rights or obligations to use, enforce or refrain from enforcing any of the rights referred to in clauses (a) through (f) above.

“International Employee Plan” shall mean any Employee Plan that is mandated by a non-United States Governmental Body or subject to the Legal Requirements of any jurisdiction outside of the United States.

“Intervening Event” shall mean any material development or event, or material change in circumstances, that (a) was not known or reasonably foreseeable (or the consequences of which were not known or reasonably foreseeable) by the Company Board as of the date hereof, (b) occurs or arises after the date hereof, (c) did not result from any breach or failure to perform the Company’s covenants or obligations set forth in Section 5.3 or any other provision of this Agreement, and (d) is neither remote nor speculative; provided, however, that in no event shall the following developments, events or changes in circumstances constitute an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) a Wireless Divestiture.

“IP Licenses” is defined in Section 3.10(c) of the Agreement.

“IRS” shall mean the Internal Revenue Service.

“ITAR” is defined in Section 3.26 of the Agreement.

“knowledge” with respect to (a) the Company shall mean the actual knowledge of the individuals named in Part A.1 of the Company Disclosure Schedule after reasonable inquiry of the matter in question and (b) Parent or Purchaser shall mean with respect to any matter in question the actual knowledge of Parent’s executive officers after reasonable inquiry and investigation of the matter in question. With respect to Intellectual Property and Intellectual Property Rights, knowledge does not require the Company, its executive officers, or their direct reports to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property or Intellectual Property Rights clearance searches, and no knowledge of any third party patents, trademarks, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the Company or any executive officers.

“Leased Real Property” is defined in Section 3.9(b) of the Agreement.

“Leased Personal Property” is defined in Section 3.9(b) of the Agreement.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

“Material Adverse Effect” shall mean any change, development, event, occurrence, fact, condition, circumstance or effect, individually or in the aggregate with other changes, developments, events, occurrences, facts, conditions, circumstances or effects, that has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, business, financial condition or results of operations of the Acquired Corporations taken as a whole; provided, however, that a Material Adverse Effect shall not include any changes, events, occurrences, facts, circumstances or effects (by itself or when aggregated or taken together with any and all other changes, events, occurrences, facts, circumstances or effects) resulting from, attributable to or arising out of any of the following (in the case of events of (b), (c), (e), (f), (g), or (h), except to the extent such events disproportionately impact the Acquired Corporations in any material respect relative to other companies operating in any industry or industries in which the Acquired Corporations operate): (a) changes proximately resulting from the announcement or pendency of the Transactions, including (i) the loss or departure of officers or other employees of the Acquired Corporations, and (ii) the termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners; (b) general conditions of the economy in the United States or any other country or region in the world (or changes in such conditions), or conditions in the global economy generally; (c) political conditions (or changes in such conditions) in the United States or any other country or region in the world or any acts of terrorism, sabotage or war (including any escalation or general worsening of any such acts of terrorism, sabotage or war) in the United States or any other country or region in the world; (d) change in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure of the Company to meet analysts’ expectations or projections of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings, or other financial performance, or results of operations for any period, in and of itself (it being understood that the changes underlying or contributing to any such failure shall be considered in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (e) any change in any Legal Requirement or other legal or regulatory condition (or the interpretation thereof) or GAAP or other accounting standards (or the interpretation thereof); (f) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country, and changes in exchange rates for the currencies of any countries; (g) conditions (or changes in such conditions) generally affecting the industries in which the Acquired Corporations conduct business; (h) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, and other force majeure events in the United States or any other country or region in the world; or (i) any actions taken at the request, or with the written consent, of Parent, or the taking of any action required by this Agreement.

“Material Contract” is defined in Section 3.11(a) of the Agreement.

“Merger” is defined in Recital B of the Agreement.

“Merger Consideration” is defined in Section 2.6(a)(iii) of the Agreement.

“Minimum Condition” is defined in Section (l) of Annex I to the Agreement.

“NASDAQ” shall mean The NASDAQ Global Select Market.

“Notes Indenture” shall mean the Indenture, dated as of June 19, 2012, by and among the Company, each of the guarantors named therein, and Wells Fargo Bank, N.A., as Trustee, relating to the Convertible Senior Notes.

“OFAC” shall mean the Office of Foreign Assets Control, within the U.S. Department of Treasury.

“Offer” is defined in Recital A of the Agreement.

“Offer Acceptance Time” is defined in Section 5.3(e) of the Agreement.

“Offer Conditions” is defined in Section 1.1(b) of the Agreement.

“Offer Documents” is defined in Section 1.1(i) of the Agreement.

“Offer Price” is defined in Recital A of the Agreement.

“Offer to Purchase” is defined in Section 1.1(c) of the Agreement.

“Open Source Materials” means all software that is distributed under an open source licensing model which requires as a condition of the license that the licensee (a) provide sublicensees with access to the source code of the third-party software component and any derivative works thereof, (b) provide for further royalty-free distribution of the third-party software component and any derivative works thereof by sublicensees, or (c) grant licensor or any third party a license to use any patents owned by the licensee that may be infringed by the licensor’s code and any derivative works thereof, including the GNU General Public License (GPL), GNU Library or “Lesser” General Public License (LGPL), Mozilla Public License (MPL) and Developers Open Source Public License (DOSPL).

“Outbound License” is defined in Section 3.10(c) of the Agreement.

“Parent” is defined in the preamble to the Agreement.

“Parent Plans” is defined in Section 6.3(a) of the Agreement.

“Paying Agent” is defined in Section 2.7(a) of the Agreement.

“Payment Fund” is defined in Section 2.7(a) of the Agreement.

“Permit” is defined in Section 3.14 of the Agreement.

“Permitted Encumbrance” shall mean: (a) any Encumbrance that arises out of Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not yet due or the validity of which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), and (c) with respect to any tangible asset, any other Encumbrance incurred in the ordinary course of business that is not reasonably likely to adverse interfere in any material respect with the use or affect the value of the property or assets subject to such Encumbrance.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall mean the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 8.1 of the Agreement.

“Prohibited Person” shall mean: (a) any Person identified on OFAC’s list of Specially Designated Nationals and Blocked Persons or targeted by an OFAC Sanctions Program; (b) any Governmental Body of a country with respect to which the United States or any jurisdiction in which any Acquired Corporation is operating, located or incorporated or organized administers or imposes economic or trade sanctions or embargoes; (c) any Person acting, directly or indirectly, on behalf of, or an entity that is owned or controlled by, a Specially Designated National and Blocked Person or by a government or Person identified in clause (b) above; or (d) a Person on any other similar export control, terrorism, money laundering or drug trafficking related list administered by any Governmental Body either within or outside the U.S. with whom it is illegal to conduct business pursuant to applicable Legal Requirements.

“Purchaser” is defined in the preamble to the Agreement.

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Recycled Sources” means recycled metals, which are reclaimed end-user or post-consumer products, or scrap processed metals created during product manufacturing, including excess, obsolete, defective, and scrap metal materials which contain refined or processed metals that are appropriate to recycle in the production of tin, tantalum, tungsten or gold, but excluding minerals partially processed, unprocessed or a bi-product from another ore.

“Registered IP” shall mean all Intellectual Property Rights that are registered, issued, filed or applied for under the authority of any Governmental Body.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, financing sources, consultants, agents, advisors and representatives.

“Rights Plan” shall mean the Section 382 Rights Agreement, dated as of August 9, 2009, by and between the Company and Mellon Investor Services LLC, as Rights Agent, as amended.

“Schedule 14D-9” is defined in Section 1.2(b) of the Agreement.

“Schedule TO” is defined in Section 1.1(i) of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” is defined in Recital A of the Agreement.

“Solvent” is defined in Section 4.9 of the Agreement.

“Specified Agreement” is defined in Section 8.1(e) of the Agreement.

“Subsidiary” shall mean an Entity owned wholly or in part by another Person, which other Person owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or economic interests of such Entity.

“Superior Offer” shall mean an unsolicited, bona-fide written Acquisition Proposal made by a third party after the date of this Agreement and not resulting from a breach of Section 5.3 of the Agreement, that the Company Board determines, in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, to be more favorable to the Company’s stockholders from a financial point of view than the terms of the Offer and the Merger and is reasonably capable of being completed on the terms proposed, taking into account all relevant factors, and for which financing, if a cash transaction, is not a condition to the consummation of the purchase transaction and is reasonably determined to be available by the Company Board; provided, however, that for purposes of the definition of “Superior Offer” each reference to “fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be a reference to eighty percent (80%).

“Surviving Corporation” is defined in Recital B of the Agreement.

“Takeover Laws” shall mean (a) any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover Legal Requirements and (b) Section 203 of the DGCL, collectively.

“Tax” shall mean any tax (including any federal, state, local and foreign income tax, franchise tax, profits tax, capital gains tax, gross receipts tax, value added tax, surtax, estimated tax, unemployment tax, payroll tax, national health insurance tax, excise tax, Code Section 59A tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, capital stock tax, severances tax, disability tax, production tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), and any charge or amount (including any fine, penalty, interest or addition and any interest in respect of such penalties, fines and additions) related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” is defined in Section 8.3(b) of the Agreement.

“Transactions” shall mean (a) the execution and delivery of the Agreement, and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

“WARN” is defined in Section 3.17(b) of the Agreement.

“Wireless Divestiture” shall mean a sale of the Company’s wireless business effected in accordance with the terms of this Agreement.

Exhibit B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MINDSPEED TECHNOLOGIES, INC.

ARTICLE I

The name of the corporation is Mindspeed Technologies, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue 1,000 shares of capital stock in the aggregate. The capital stock of the Corporation shall consist of a single class, designated “Common Stock,” with a par value of $0.001 per share.

ARTICLE V

To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Any repeal or modification of any of the foregoing provisions of this Article V, by amendment of this Article V or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE VI

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification or advancement of expenses), through bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware.

Any repeal or modification of any of the foregoing provisions of this Article VI, by amendment of this Article VI or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of the Corporation or any such other person existing at the time of, or increase the liability of any such director, officer, employee, agent or other person with respect to any acts or omissions thereof occurring prior to, such repeal or modification.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may adopt additional bylaws and may amend or repeal any bylaw whether adopted by them or otherwise.

ARTICLE X

The number of directors that will constitute the whole Board of Directors shall be determined in the manner set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required by the General Corporation Law of Delaware to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided, however, that an action by written consent to elect directors, unless such action is unanimous, may be in lieu of the holding of an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

ARTICLE XII

Stockholders of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

ARTICLE XIII

Preemptive rights shall not exist with respect to shares of capital stock or securities convertible into the capital stock of the Corporation, whether now or hereafter authorized; provided, however, that the Corporation may, by contract, grant to some or all of the Corporation’s security holders preemptive rights to acquire securities of the Corporation.

ARTICLE XIV

The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

The undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed as of                     , 2013.

By:

Exhibit C

AMENDED & RESTATED

BYLAWS

OF

MINDSPEED TECHNOLOGIES, INC.

-i-

(continued)

-ii-

AMENDED & RESTATED BYLAWS

OF

MINDSPEED TECHNOLOGIES, INC.

ARTICLE 1

CORPORATE OFFICES

1.1	Registered Office

The address of the registered office of the corporation in the State of Delaware shall be at the location originally designated upon formation of the corporation or at a location otherwise designated by the Board of Directors. The corporation’s registered agent shall be the agent originally designated upon formation of the corporation or an agent otherwise designated by the Board of Directors.

1.2	Other Offices

The corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors or principal executive officer from time to time may designate or the business of the corporation may from time to time require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

2.1	Place of Meetings

Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation. Alternatively, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but shall instead be held solely by means of remote communication as and to the extent permitted under Section 211 of the General Corporation Law of Delaware.

2.2	Annual Meeting

The annual meeting of stockholders shall be held on such date and at such time as may be designated by the Board of Directors. At the meeting, stockholders shall elect directors and transact any other business as may be properly brought before the meeting.

2.3	Special Meeting

A special meeting of the stockholders may be called only by the chairperson of the Board of Directors, the president or the secretary, or a resolution approved by the Board of Directors. In addition, a special meeting may be called in accordance with these Bylaws by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. If a special meeting is called by any person or persons other than the Board of Directors, the chairperson of the Board of Directors, the president or the secretary, then the request shall be in writing, specifying the time of such meeting and the specific nature and scope of the business proposed to be transacted, and shall be delivered personally or sent by registered mail to the chairperson of the Board of Directors or the president or the secretary. The officer receiving the request shall cause notice to be promptly given to the stockholders entitled to vote, in accordance with the provisions of Sections 2.4 and 2.5, that a meeting will be held at the time requested by the person or persons calling the meeting, so long as that time is not less than 35 nor more than 60 days after the receipt of the request. If the notice is not given within 10 days after receipt of the request, then the person or persons requesting the meeting may give the notice proposed by the stockholder(s) to the corporation in accordance with Sections 2.4 and 2.5. Nothing contained in this paragraph shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4	Notice of Stockholders’ Meetings

Except as may be otherwise provided in the Certificate of Incorporation or required by law, all notices of meetings of the stockholders shall be in writing and shall be sent or otherwise given in accordance with Section 2.5 not fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except for any notice of a meeting to act on a plan of merger or consolidation or on the sale, lease or exchange of all or substantially all of the corporation’s property and assets (including its goodwill and corporate franchises), which shall be given not fewer than 20 nor more than 60 days in advance of such meeting. The notice shall specify the place (if any), date and hour of the meeting, the means of remote communication (if any), by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.5	Manner of Giving Notice; Affidavit of Notice

Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the address of such stockholder as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders under the General Corporation Law of Delaware, the Certificate of Incorporation, these Bylaws or otherwise may be given by a form of electronic transmission that satisfies the requirements of the General Corporation Law of Delaware.

An affidavit of the secretary, an assistant secretary, the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6	Validation of Meetings; Waiver of Notice; Consent

Whenever notice is required to be given under any provision of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting and does object, at the beginning of the meeting or upon arrival of such person, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation.

2.7	Quorum

The holders of a majority of the stock issued and outstanding and entitled to vote on the matter at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by the General Corporation Law of Delaware or by the Certificate of Incorporation, provided, however, that where a separate vote by a class or series is required with respect to the matter, a majority of the outstanding shares of such class or series, present in person or represented by proxy, shall also be required for a quorum with respect to the matter. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business, it shall be deemed present for the remainder of the meeting and any adjournment (unless a new record date is or must be set for the adjourned meeting), notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.8	Adjourned Meeting; Notice

The chairperson of the meeting or the holders of a majority of the stock so represented may in his, her or their discretion adjourn the meeting from time to time, whether or not there is such a quorum. When a meeting is adjourned, notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of remote communications (if any), by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

2.9	Voting

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the Certificate of Incorporation or by the General Corporation Law of Delaware, (i) each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder, (ii) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, and (iii) every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the shares of stock entitled to vote on the matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

2.10	Stockholder Action by Written Consent Without a Meeting

Unless otherwise provided in the Certificate of Incorporation, any action required by the General Corporation Law of Delaware to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided, however, that an action by written consent to elect directors, unless such action is unanimous, may be in lieu of the holding of an annual meeting only if all the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to in such consent unless written consents signed by the requisite number of stockholders required to take the action are delivered to the corporation within 60 days of the earliest dated consent delivered to the corporation in the manner required by this Section 2.10. Delivery to the corporation shall be by delivery to its registered office in the State of Delaware, principal place of business or secretary or assistant secretary, if any, and, except for deliveries to the corporation’s registered office in the State of Delaware, may be by electronic transmission to the extent permitted by Section 228 of the General Corporation Law of Delaware, including to the extent and in the manner provided by resolution of the Board of Directors. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of the stockholders.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation.

2.11	Record Date for Stockholder Notice, Voting or Giving Consents

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, entitled to express consent to an action in writing without a meeting, entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date. Such record date shall not (i) precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, (ii) be more than 60 or fewer than 10 days before the date of such meeting, (iii) be more than 10 days after the date upon which the resolution fixing the record date for an action by written consent in lieu of a meeting is adopted by the Board of Directors, or (iv) be more than 60 days prior to any other action.

If the Board of Directors does not so fix a record date:

(i) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(ii) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the General Corporation Law of Delaware, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation; or

(iii) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.12	Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by a written proxy or by an electronic transmission indicating such proxy, signed by the stockholder and filed with the secretary of the corporation, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy with respect to a specific meeting shall entitle the proxy holder to vote at any reconvened meeting following adjournment of such meeting, but shall not be valid after the final adjournment of such meeting. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy or the electronic transmission indicating such proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the General Corporation Law of Delaware. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the intended holder of the proxy or to a proxy solicitation firm, proxy support service or similar agent duly authorized by the intended proxy holder to receive such transmission, provided that any such telegram, cablegram or other electronic transmission must set forth (or be accompanied by information from which it can be determined) that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission by which a stockholder has authorized another person to act as proxy for such stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.13	List of Stockholders Entitled to Vote

The officer of the corporation who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.13 shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to the identity of the stockholders entitled to examine the list or to vote in person or by proxy at any meeting of stockholders.

2.14	Conduct of Meeting of Stockholders

The chairperson of the Board of Directors, or in the chairperson’s absence, the chief executive officer, or in the absence of the chief executive officer, the secretary, or in the absence of the secretary, any executive vice president, or in the absence of an executive vice president, a chairperson chosen by a majority of the directors present, shall act as chairperson of the meetings of the stockholders. The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including establishing an agenda or order of business for the meeting; rules and procedures for maintaining order at the meeting and the safety of those present; limitations on participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies and such other persons as the chairperson shall permit; restrictions on entry to the meeting after the time fixed for the commencement thereof; limitations on the time allotted to questions or comments by participants; and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.

ARTICLE 3

DIRECTORS

3.1	Powers

Subject to the provisions of General Corporation Law of Delaware and any limitations in the Certificate of Incorporation or these Bylaws relating to actions required to be approved by the stockholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2	Number of Directors

The authorized number of directors of the corporation shall be determined from time to time by resolution of the Board of Directors. In addition, subject to any agreement among stockholders, the stockholders of the corporation shall have the power to reduce the authorized number of directors by vote at a meeting or by written consent.

3.3	Election and Term of Office of Directors

Except as provided in Section 3.4 in connection with filling vacancies and newly created directorships resulting from any increase in the authorized number of directors, directors shall be elected at each annual meeting of stockholders and shall hold office until the next annual meeting and until the successor of such director is elected and qualified or until the death, resignation or removal of such director.

3.4	Resignation, Removal and Vacancies

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any such resignation shall be effective upon delivery, unless the notice of resignation specifies a future effective date, and unless otherwise specified, the acceptance of such resignation shall not be a precondition to its effectiveness. A resignation that is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. When one or more directors so resign and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise restricted by the General Corporation Law of Delaware, by the Certification of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Notwithstanding the foregoing, the stockholders may enter into voting agreements that restrict their rights to remove directors or that obligate them to vote to remove directors only as permitted by such agreement.

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws:

(i) Vacancies for any reason and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or by the stockholders at an annual meeting or at a special meeting called by the Board of Directors for that purpose; or

(ii) Whenever the holders of any class or series of stock are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or series may, unless otherwise set forth in the Certificate of Incorporation, be filled by a majority of the directors elected by such class or series then in office, by a sole remaining director so elected, or by the stockholders of such class or series at an annual meeting or at a special meeting called by the Board of Directors for that purpose (or by written consent of such stockholders in lieu of such a meeting).

Directors appointed to fill vacancies and newly created directorships shall hold office until the next annual meeting of stockholders and until the successor of such director is elected and qualified or until the death, resignation or removal of such director.

3.5	Place of Meetings; Meetings by Telephone

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee meeting, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6	Regular Meetings

Regular meetings of the Board of Directors shall be held on such dates and at such times and places as the Board of Directors may determine by resolution. Such regularly scheduled meetings may be held without further notice to the directors.

3.7	Special Meetings; Notice

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the president, the secretary, or any two directors. Special meetings of the Board of Directors shall be held upon four days’ notice by mail or 24 hours’ notice delivered personally, by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), or by other form of electronic transmission. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the Board of Directors.

3.8	Quorum

A majority of the total number of directors fixed or determined by or in the manner provided in these Bylaws, or, if one or more vacancies exist on the Board of Directors, a majority of the total number of directors then serving on the Board of Directors, provided, however, that such number may be not less than one-third of the total authorized number of directors fixed or determined by or in the manner provided in these Bylaws, shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, except as may otherwise be specifically provided by the General Corporation Law of Delaware or the Certificate of Incorporation or these Bylaws. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these Bylaws shall require a vote of a greater number. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A director of the corporation who is present at a meeting of the Board of Directors, or at a meeting of a committee of the Board of Directors, at which any action is taken shall be deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting any business at such meeting, (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

3.9	Waiver of Notice

Whenever notice is required to be given to a director under any provision of the General Corporation Law of Delaware or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Without limiting the manner by which such waiver may otherwise be delivered effectively, such waiver shall be deemed delivered if made by electronic transmission. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting and does object, at the beginning of the meeting or upon the director’s arrival, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

3.10	Board Action by Written Consent Without a Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE 4

COMMITTEES

4.1	Committees of Directors

The Board of Directors may designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In case of the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, subject to the limitations contained in the General Corporate Law of Delaware. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

4.2	Meetings and Action of Committees

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article 3, including, without limitation, Section 3.5 (Place of Meetings; Meetings by Telephone), Section 3.6 (Regular Meetings), Section 3.7 (Special Meetings; Notice), Section 3.8 (Quorum), Section 3.9 (Waiver of Notice) and Section 3.10 (Board Action by Written Consent Without a Meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members, provided, however, that the time of regular meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. Unless the Board of Directors adopts rules for the governance of a committee, then each committee may adopt its own governance rules, provided that such rules shall not be inconsistent with the provisions of the General Corporation Law of Delaware, the Certificate of Incorporation or these Bylaws.

ARTICLE 5

OFFICERS

5.1	Officers

The officers of the corporation shall be a president and/or chief executive officer, and a secretary. The corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a chief financial officer, a treasurer, one or more vice presidents, assistant vice presidents, assistant secretaries and assistant treasurers, and any such other officers as may be appointed by the Board of Directors or in accordance with the provisions of Section 5.3. Any number of offices may be held by the same person. Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal.

5.2	Election of Officers

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3, shall be appointed by the Board of Directors.

5.3	Subordinate Officers

The Board of Directors may appoint, or empower the chief executive officer, the president or another officer to appoint or remove, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors (or, if so empowered, the chief executive officer, the president or another officer) may from time to time determine.

5.4	Removal and Resignation of Officers; Vacancies in Offices

Any officer may be removed, either with or without cause, by the Board of Directors at any regular or special meeting of the Board of Directors or by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in the notice, provided that the Board of Directors (or if so empowered pursuant to Section 5.3, the chief executive officer, the president or another officer) may treat a resignation given with a future effective date as an immediate resignation. Unless otherwise specified in the notice, acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights (if any) of the corporation under any contract to which the officer is a party.

Any vacancy occurring in any office of the corporation may be filled by the Board of Directors (or if so empowered pursuant to Section 5.3, the chief executive officer, the president or another officer).

5.5	Powers and Duties of Officers Generally

The officers of the corporation shall have such powers and duties in the management of the corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors that are not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices and as are necessary to conduct customary management and operation of the corporation, subject to the control of the Board of Directors. A secretary or such other officer appointed to do so by the Board of Directors shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose.

5.6	Duties of the Chairperson of the Board

The chairperson of the Board of Directors, if one is elected, shall, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned by the Board of Directors or as may be prescribed by these Bylaws. The chairperson shall not be considered an officer of the corporation, unless so designated by the Board of Directors.

5.7	Duties of the Chief Executive Officer

Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the chief executive officer of the corporation are:

(i) To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the corporation;

(ii) To preside at all meetings of the stockholders and, in the absence or nonexistence of a chairperson of the Board of Directors or a chair otherwise designated by the Board of Directors at a meeting, at all meetings of the Board of Directors; and

(iii) To affix the signature of the corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing that have been authorized by the Board of Directors; to sign certificates for shares of stock of the corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the corporation and to supervise and direct all officers, agents and employees of the corporation.

The president shall be the chief executive officer of the corporation unless the Board of Directors shall designate another officer to be the chief executive officer. If there is no president, and the Board of Directors has not designated any other officer to be the chief executive officer, then the chairperson of the Board of Directors shall be the chief executive officer.

5.8	Duties of the President

Subject to the supervisory powers of the chief executive officer, if there is such an officer and the president is not such officer, and subject to the control of the Board of Directors, the president shall have general supervision, direction and control of the business and the subordinate officers of the corporation. The president shall have the general powers and duties of management usually vested in the office of president of a corporation, including signing authority similar to the chief executive officer, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. If no president is appointed, the chief executive officer shall have the power and authority conferred to the president under these Bylaws.

5.9	Duties of the Vice Presidents

In the absence or disability of the president, the vice presidents (if any) in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.10	Duties of the Secretary

The secretary shall keep, or cause to be kept, a book of minutes or record of proceedings of all meetings and actions of directors, committees of directors and stockholders.

The secretary may give, or cause to be given, notice of meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the corporation (if any) in safe custody and shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.11	Duties of the Chief Financial Officer

The chief financial officer shall be the principal financial officer, and, unless such duty is conferred to another officer by the Board of Directors, the chief accounting officer, of the corporation. The chief financial officer shall have general direction of and supervision over the financial and, if applicable, accounting affairs of the corporation. The chief financial officer shall render to the chief executive officer and the Board of Directors, at regular meetings of the Board of Directors, or whenever they may require it, an account of the financial condition of the corporation. The chief financial officer shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

The chief financial officer shall also be the treasurer of the corporation unless otherwise designated by the Board of Directors.

5.12	Duties of the Assistant Secretary

The assistant secretary or, if there is more than one, the assistant secretaries, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the secretary or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the secretary and shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.13	Duties of the Assistant Treasurer

The assistant treasurer or, if there is more than one, the assistant treasurers, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the treasurer and shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.14	Salaries

The salaries of the officers shall be fixed from time to time by the Board of Directors or by any committee or officer to which or whom, as the case may be, the Board of Directors has delegated such authority. No officer shall be disqualified from receiving such salary by reason of the fact that he or she is also a director of the corporation.

ARTICLE 6

INDEMNIFICATION

6.1	Indemnification of Directors and Officers (Other Than Those by or in the Right of the Corporation)

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation or any of its majority-owned subsidiaries, or, while serving as a director or officer of the corporation or any of its majority-owned subsidiaries, is or was serving at the request of the corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under this bylaw) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

6.2	Indemnification of Directors and Officers (Proceedings by or in the Right of the Corporation)

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation or any of its majority-owned subsidiaries, or, while serving as a director or officer of the corporation or any of its majority-owned subsidiaries, is or was serving at the request of the corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under this bylaw) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

6.3	Indemnification of Employees and Agents

The corporation shall have the power, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, to indemnify each of its and its majority-owned subsidiaries’ employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, arising by reason of the fact that such person is or was an employee or agent of the corporation or any of its majority-owned subsidiaries. For purposes of this bylaw, an “employee” or “agent” of the corporation or any of its majority-owned subsidiaries (other than a director or officer) includes any person: (i) who is or was an employee or agent of the corporation or any of its majority-owned subsidiaries; (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

6.4	Indemnification Against Expenses in Successful Actions

To the extent that a director, officer, employee or agent of the corporation or any of its majority-owned subsidiaries has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2 of these bylaws, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of such person in connection therewith. If any such person is not wholly successful in any such action, suit or proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters therein, the corporation shall indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of such person in connection with each claim, issue or matter that is successfully resolved. For purposes of this paragraph and without limitation, the termination of any claim, issue or matter by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6.5	Indemnification Against Expenses as a Witness

Notwithstanding any other provision of this bylaw, to the extent any person is a witness in, but not a party to, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or any of its majority-owned subsidiaries, or, while serving as a director or officer of the corporation or any of its majority-owned subsidiaries, is or was serving at the request of the corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under this bylaw) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise, such person shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of such person in connection therewith.

6.6	Authorization of Indemnification

Indemnification under Sections 6.1 and 6.2 shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 6.1 and 6.2. Such determination shall be made by Independent Counsel selected by the claimant in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant. Any claimant shall be entitled to be indemnified against the expenses (including attorneys’ fees) actually and reasonably incurred by such claimant in cooperating with the person or entity making the determination of entitlement to indemnification (irrespective of the determination as to the claimant’s entitlement to indemnification) and, to the extent successful, in connection with any litigation or arbitration with respect to such claim or the enforcement thereof.

6.7	Presumption of Right to Indemnification

If a director or officer requests pursuant to Section 6.6 that the determination as to whether the claimant is entitled to indemnification be made by or at the direction of the Board of Directors (in the case of a claimant who is a present or former director or officer of the corporation) or by an officer of the corporation authorized to make such determination (in the case of a claimant who is not a present or former director or officer of the corporation), the claimant shall be conclusively presumed to have been determined pursuant to Section 6.6 to be entitled to indemnification if: (i) in the case of a claimant who is a present or former director or officer of the Corporation: (a)(1) within fifteen days after the next regularly scheduled meeting of the Board of Directors following receipt by the corporation of the request therefor, the Board of Directors shall not have resolved by majority vote of the Disinterested Directors to submit such determination to: (x) Independent Counsel for its determination; or (y) the stockholders for their determination at the next annual meeting, or any special meeting that may be held earlier, after such receipt; and (2) within sixty days after receipt by the corporation of the request therefor (or within ninety days after such receipt if the Board of Directors in good faith determines that additional time is required by it for the determination and, prior to expiration of such sixty-day period, notifies the claimant thereof), the Board of Directors shall not have made the determination by a majority vote of the Disinterested Directors; or (b) after a resolution of the Board of Directors, timely made pursuant to clause (a)(1)(y) above, to submit the determination to the stockholders, the stockholders meeting at which the determination is to be made shall not have been held on or before the date prescribed (or on or before a later date, not to exceed sixty days beyond the original date, to which such meeting may have been postponed or adjourned on good cause by the Board of Directors acting in good faith); or (ii) in the case of a claimant who is not a present or former director or officer of the corporation, within sixty days after receipt by the corporation of the request therefor (or within ninety days after such receipt if an officer of the corporation authorized to make such determination in good faith determines that additional time is required for the determination and, prior to expiration of such sixty-day period, notifies the claimant thereof), an officer of the corporation authorized to make such determination shall not have made the determination; provided, however, that this sentence shall not apply if the claimant has misstated or failed to state a material fact in connection with his or her request for indemnification. Such presumed determination that a claimant is entitled to indemnification shall be deemed to have been made: (A) at the end of the sixty-day or ninety-day period (as the case may be) referred to in clause (i)(a)(2) or (ii) of the immediately preceding sentence; or (B) if the Board of Directors has resolved on a timely basis to submit the determination to the stockholders, on the last date within the period prescribed by law for holding such stockholders meeting (or a postponement or adjournment thereof as permitted above).

6.8	Advancement of Expenses

Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to a present or former director or officer of the corporation, promptly after receipt of a request therefor stating in reasonable detail the expenses incurred, and to a person who is not a present or former director or officer of the corporation as authorized by the chief executive officer of the corporation or such other officer of the corporation as shall be designated from time to time by the Board of Directors; provided that in each case the corporation shall have received an undertaking by or on behalf of the present or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this bylaw.

6.9	Procedures for Submissions of Claims

The Board of Directors shall establish reasonable procedures for the submission of claims for indemnification pursuant to these bylaws, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these bylaws and shall be deemed for all purposes to be a part hereof.

6.10	Certain Definitions.

For purposes of this Article 6:

(i) “Disinterested Director” means a director of the corporation who is not and was not a party to an action, suit or proceeding in respect of which indemnification is sought by a director, officer, employee or agent.

(ii) “Independent Counsel” means a law firm, or a member of a law firm, that: (a) is experienced in matters of corporation law; (b) neither presently is, nor in the past five years has been, retained to represent the corporation, the director, officer, employee or agent claiming indemnification or any other party to the action, suit or proceeding giving rise to a claim for indemnification under this bylaw, in any matter material to the corporation, the claimant or any such other party; and (c) would not, under applicable standards of professional conduct then prevailing, have a conflict of interest in representing either the corporation or such director, officer, employee or agent in an action to determine the corporation’s or such person’s rights under this bylaw.

6.11	Nonexclusivity of Rights

The indemnification and advancement of expenses herein provided, or granted pursuant hereto, shall not be deemed exclusive of any other rights to which any of those indemnified or eligible for advancement of expenses may be entitled under any agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation or any of its majority-owned subsidiaries and shall inure to the benefit of the heirs, executors and administrators of such person. In the event the corporation has an indemnification agreement with a director or officer of the corporation and the terms of such agreement are in conflict with the provisions of this bylaw or the procedures established under Section 6.9, then, to the extent permitted by law, the provisions of such indemnification agreement shall control. Notwithstanding any amendment, alteration or repeal of this bylaw or any of its provisions, or of any of the procedures established by the Board of Directors pursuant to Section 6.9, any person who is or was a director or officer of the corporation or any of its majority-owned subsidiaries or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of any partnership, joint venture, employee benefit plan or other enterprise shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any action taken or omitted prior to such amendment, alteration or repeal except to the extent otherwise required by law.

6.12	Limitation on Indemnification

No indemnification shall be payable pursuant to Article 6 with respect to any action against the corporation commenced by an officer, director, employee or agent unless the Board of Directors shall have authorized the commencement thereof or unless and to the extent that this bylaw or the procedures established pursuant to Section 6.9 shall specifically provide for indemnification of expenses relating to the enforcement of rights under this bylaw and such procedures.

ARTICLE 7

RECORDS AND REPORTS

7.1	Maintenance and Inspection of Share Register and Other Books and Records

The corporation shall keep a record of its stockholders, listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records. Stockholders shall have the right to inspect the corporation’s stock ledger and its other books and records only to the extent required, and in accordance with, the General Corporation Law of Delaware.

ARTICLE 8

STOCK AND STOCK CERTIFICATES

8.1	Stock Certificates; Partly Paid Shares

No shares of the corporation shall be issued unless authorized by the Board of Directors.

The shares of the corporation shall be represented by certificates unless the Board of Directors provides by resolution that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by, the chairperson or vice-chairperson of the Board of Directors, or the president or any vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary, of the corporation representing the number of shares registered in certificate form. The Board of Directors may in its discretion appoint responsible banks or trust companies from time to time to act as transfer agents and registrars of the stock of the corporation, and, when such appointments shall have been made, no stock certificate thereafter issued shall be valid until countersigned by one of such transfer agents and registered by one of such registrars. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

8.2	Special Designation on Certificates

The corporation may restrict the transfer, the registration of transfer and the ownership of its securities. The corporation may place legends or notations on stock certificates or notices to uncertificated stockholders indicating the restrictions, which shall be binding to the fullest extent permitted by the General Corporation Law of Delaware.

8.3	Lost Certificates

Except as provided in this Section 8.3, no new certificate for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the legal representative of such owner, to give the corporation a bond or an indemnity sufficient to protect it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.4	Transfer of Stock; Legal Restrictions on Transfer

Subject to the other provisions of this Article 8, including those relating to uncertificated shares and restrictions on transfer, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction in its books.

Except to the extent that the corporation has obtained an opinion of counsel acceptable to the corporation that transfer restrictions are not required under applicable securities laws, has otherwise satisfied itself that such transfer restrictions are not required or has provided for another acceptable form of legend, all certificates representing shares of the corporation shall bear such legends as may be required by applicable law, including without limitation a legend that reads substantially as follows:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT EFFECTIVE REGISTRATIONS THEREUNDER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATIONS ARE NOT REQUIRED.”

8.5	Stock Transfer Agreements

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the General Corporation Law of Delaware.

8.6	Registered Stockholders

The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE 9

GENERAL MATTERS

9.1	Checks; Drafts; Evidences of Indebtedness

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments. The Board of Directors may delegate to an office the authority to make such determinations and authorizations.

9.2	Corporate Contracts and Instruments; How Executed

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless such power is so authorized or ratified by the Board of Directors, provided in these Bylaws, or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.3	Fiscal Year

The fiscal year of the corporation shall be the same as the calendar year unless otherwise fixed by resolution of the Board of Directors.

9.4	Seal

The corporation may, but is not required to, adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.5	Representation of Shares of Other Corporations

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the corporation, or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

9.6	Construction; Definitions

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the General Corporation Law of Delaware shall govern the construction of these Bylaws. Without limiting the generality of the foregoing, the singular number includes the plural, the plural number includes the singular, the term “including” means “including but not limited to,” and the term “person” includes a corporation, limited liability company, trust partnership or other entity and a natural person.

ARTICLE 10

AMENDMENTS

10.1	Amendments

Subject to any voting requirements set forth in the corporation’s Certificate of Incorporation, the original or other Bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote or, if so provided in the corporation’s Certificate of Incorporation, the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws of the corporation in accordance with these Bylaws and applicable law.

APPENDIX

Procedures for Submission and

Determination of Claims for Indemnification

Pursuant to Article 6 of the Bylaws.

SECTION 1. Purpose. The Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article 6 of the Bylaws (these “Procedures”) are to implement the provisions of Article 6 of the Bylaws of the corporation (the “Bylaws”) in compliance with the requirement Section 6.9 thereof.

SECTION 2. Definitions. For purposes of these Procedures:

(A) All terms that are defined in Article 6 of the Bylaws shall have the meanings ascribed to them therein when used in these Procedures unless otherwise defined herein.

(B) “Expenses” include all reasonable attorneys’ fees, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in, a Proceeding; and shall also include such retainers as counsel may reasonably require in advance of undertaking the representation of an Indemnitee in a Proceeding.

(C) “Indemnitee” includes any present or former director or officer of the corporation who was or is, or is threatened to be made, a witness in or a party to any Proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or any of its majority-owned subsidiaries or is or was serving at the request of the corporation as a director, officer, employee or agent (except in each of the foregoing situations to the extent any agreement, arrangement or understanding of agency contains provisions that supersede or abrogate indemnification under Article 6 of the Bylaws) of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise

(D) “Proceeding” includes any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee unless the Board of Directors shall have authorized the commencement thereof.

SECTION 3. Submission and Determination of Claims.

(A) To obtain indemnification or advancement of Expenses under Article 6 of the Bylaws, an Indemnitee shall submit to the Secretary of the corporation a written request therefor, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to permit a determination as to whether and what extent the Indemnitee is entitled to indemnification or advancement of Expenses, as the case may be. The Secretary shall, promptly upon receipt of a request for indemnification, advise the Board of Directors (if the Indemnitee is a present or former director or officer of the corporation) or the officer of the corporation authorized to make the determination as to whether an Indemnitee is entitled to indemnification (if the Indemnitee is not a present or former director or officer of the corporation) thereof in writing if a determination in accordance with Section 6.6 of the Bylaws is required.

(B) Upon written request by an Indemnitee for indemnification pursuant to Section 3(A) of these Procedures, a determination with respect to the Indemnitee’s entitlement thereto in the specific case, if required by the bylaws, shall be made in accordance with Section 6.6 of the Bylaws, and, if it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten days after such determination. The Indemnitee shall cooperate with the person, persons or entity making such determination, with respect to the Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination.

(C) If entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6.6 of the Bylaws, the Independent Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board of Directors, in which event the immediately preceding sentence shall apply), and the Indemnitee shall give written notice to the corporation advising it of the identity of the Independent Counsel so selected unless the Indemnitee shall request that such selection be made by the Board of Directors, in which event the immediately preceding sentence shall apply). In either event, the Indemnitee or the corporation, as the case may be, may, within seven days after such written notice of selection shall have been given, deliver to the corporation or to the Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 6.10 of the Bylaws, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit. If, within twenty days after the next regularly scheduled Board of Directors meeting following submission by the Indemnitee of a written request for indemnification pursuant to Section 3(A) of these Procedures, no Independent Counsel shall have been selected and not objected to, either the corporation or the Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the corporation or the Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel under Section 6.6 of the Bylaws. The corporation shall pay any and all reasonable fees and expenses (including without limitation any advance retainers reasonably required by counsel) of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6.6 of the Bylaws, and the corporation shall pay all reasonable fees and expenses (including without limitation any advance retainers reasonably required by counsel) incident to the procedures of Section 6.6 of the Bylaws and this Section 3(C), regardless of the manner in which Independent Counsel was selected or appointed. Upon the delivery of its opinion pursuant to Article 6 of the Bylaws or, if earlier, the due commencement of any judicial proceeding or arbitration pursuant to Section 4(A)(3) of these Procedures, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(D) In making a determination with respect to entitlement to indemnification under the bylaws, the person, persons or entity making such determination shall presume that an Indemnitee is entitled to indemnification under the bylaws if the Indemnitee has submitted a request for indemnification in accordance with Section 3(A) of these Procedures, and the corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

SECTION 4. Review and Enforcement of Determination.

(A) In the event that: (1) advancement of Expenses is not timely made pursuant to Section 6.8 of the Bylaws; (2) payment of indemnification is not made pursuant to Sections 6.4 or 6.5 of the Bylaws within ten days after receipt by the corporation of written request therefor; (3) a determination is made pursuant to Section 6.6 of the Bylaws that an Indemnitee is not entitled to indemnification under the Bylaws; (4) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6.6 of the Bylaws and such determination shall not have been made and delivered in a written opinion within ninety days after receipt by the corporation of the written request for indemnification; or (5) payment of indemnification is not made within ten days after a determination has been made pursuant to Section 6.6 of the Bylaws that an Indemnitee is entitled to indemnification or within ten days after such determination is deemed to have been made pursuant to

Section 6.7 of the Bylaws, the Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of the Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, the Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one year following the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 4(A). The corporation shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration.

(B) In the event that a determination shall have been made pursuant to Section 6.6 of the Bylaws that an Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 4 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and the Indemnitee shall not be prejudiced by reason of that adverse determination. The corporation shall have the burden of proving in any judicial proceeding or arbitration commenced pursuant to this Section 4 that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(C) If a determination shall have been made or deemed to have been made pursuant to Sections 6.6 or 6.7 of the Bylaws that an Indemnitee is entitled to indemnification, the corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 4, absent: (1) a misstatement or omission of a material fact in connection with the Indemnitee’s request for indemnification; or (2) a prohibition of such indemnification under applicable law.

(D) The corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4 that the procedures and presumptions of these Procedures are not valid, binding and enforceable, and shall stipulate in any such judicial proceeding or arbitration that the corporation is bound by all the provisions of these Procedures.

(E) In the event that an Indemnitee, pursuant to this Section 4, seeks to enforce the Indemnitee’s rights under, or to recover damages for breach of, Article 6 of the Bylaws or these Procedures in a judicial proceeding or arbitration, the Indemnitee shall be entitled to recover from the corporation, and shall be indemnified by the corporation against, any and all expenses (of the types described in the definition of Expenses in Section 2 of these Procedures) actually and reasonably incurred in such judicial proceeding or arbitration, but only if the Indemnitee prevails therein. If it shall be determined in such judicial proceeding or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by the Indemnitee in connection with such judicial proceeding or arbitration shall be appropriately prorated.

SECTION 5. Amendments. These Procedures may be amended at any time and from time to time in the same manner as any bylaw of the corporation in accordance with the Certificate of Incorporation; provided, however, that notwithstanding any amendment, alteration or repeal of these Procedures or any provision hereof, any Indemnitee shall be entitled to utilize these Procedures with respect to any claim for indemnification arising out of any action taken or omitted prior to such amendment, alteration or repeal except to the extent otherwise required by law.

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other terms or provisions of the Offer or the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”), Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-l(c) promulgated under the Exchange Act), shall not be obligated to pay for, and may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(1) There shall not have been validly tendered (and not validly withdrawn) immediately prior to the Expiration Date that number of Shares which, when added to the Shares owned by Parent and its Subsidiaries (if any), would represent at least a majority of the Shares outstanding (assuming conversion or exercise of all derivative securities convertible or exercisable immediately prior to the Expiration Date, including all Convertible Senior Notes, and all vested Company Stock Options, regardless of the conversion or exercise price), excluding for the purposes of this condition as Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) (the “Minimum Condition”);

(2) immediately prior to the expiration of the Offer, any of the following conditions shall not have been satisfied (or, to the extent permitted under this Agreement and applicable Legal Requirement, waived):

(a) the Company, the Company Board and the agent under the Rights Plan shall have taken all necessary actions to ensure that no rights shall be issued or exercisable under the Rights Plan, and that the Rights Plan shall have no force or effect, with respect to the Transactions;

(b) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(c), 3.3(e) and 3.3(f) (Capitalization), 3.4(a) (Authority), 3.23 (No Vote Required) and 3.24 (Fairness Opinion) of the Agreement shall each have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date); provided, however, that in the case of representations and warranties of the Company set forth in Section 3.3(a), 3.3(c), 3.3(e) and 3.3(f), such representations and warranties shall be deemed accurate in all respects unless the failure to be so true and accurate would reasonably be expected to result in additional cost, expense, liability or amounts to Parent, Purchaser or any Acquired Corporation or amount payable by Parent or Purchaser hereunder, of more than $1,000,000 in the aggregate;

(c) the representations and warranties of the Company set forth in Sections 3.4(b) (Authority), the first sentence of 3.17(s) (Employee Matters; Benefit Plans), 3.22 (Inapplicability of Takeover Laws) and 3.25 (Brokers and Finders) of the Agreement shall each have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the Expiration Date as if made on and as of such Expiration Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(d) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b) and (c) above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the Expiration Date as if made on and as of such Expiration Date,

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except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(e) the Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the Agreement prior to the Expiration Date;

(f) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (2)(b), (c), (d) and (e) above have been satisfied;

(g) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(h) since the date of this Agreement, there shall not have occurred a Material Adverse Effect or any change, development, event, occurrence, fact, condition circumstance or effect that would, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect;

(i) there shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

(j) there shall not be pending any Legal Proceeding by a Governmental Body having authority over Parent, Purchaser or any Acquired Corporation (i) seeking to restrain or prohibit the consummation of the Offer or the Merger, (ii) seeking to restrain or prohibit Parent’s or its Affiliates ownership or operation of the business of the Acquired Corporations, or of Parent or Affiliates, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of the Acquired Corporations or of Parent or its Affiliates or (iii) seeking to impose material limitations on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the Shares; and

(k) the Agreement shall not have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser; provided that the Minimum Condition may be waived by Parent and Purchaser only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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